SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant            ☑
Filed by a Party other than the Registrant            ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held Thursday, June 24, 2010

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, June 24, 2010, at 9:00 a.m., local time, at the Westin Edina Galleria, 3201 Galleria, Edina, Minnesota 55435, for the following purposes:

1) to elect 10 directors;

2) to ratify the appointment of KPMG LLP as independent registered public accountants;

3) to consider and vote on management’s proposal to conduct a triennial advisory vote on executive compensation; and

4) to transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on April 27, 2010 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

Record stockholder: If your shares are registered directly in your name, an admission ticket is printed on the enclosed proxy card.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

If you need special assistance because of a disability, please contact Rachel V. Friedenberg, Assistant Corporate Secretary, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  David L. Boehnen
David L. Boehnen
Executive Vice President

[May 10, 2010]

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2010 Annual Meeting of Stockholders to be held on Thursday, June 24, 2010, and at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold SUPERVALU common stock as of April 27, 2010, the record date for this meeting, on or about [May 10, 2010].

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has one class of capital stock outstanding, common stock. The holders of common stock are entitled to one vote for each share held. As of the record date for the meeting, 212, 225,397 shares of common stock were outstanding and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the items described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.

If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 2 (Ratification of the Appointment of Independent Registered Public Accountants) at the discretion of your broker. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Item 1 (Election of Directors) and Item 3 (Management Proposal to Conduct a Triennial Advisory Vote on Executive Compensation). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf, as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

The following is an explanation of the vote required for each of the items to be voted on.

Item 1.  Election of Directors.  Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the ten director nominees that receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Item 2.  Ratification of the Appointment of Independent Registered Public Accountants.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 3.  Management Proposal to Conduct a Triennial Advisory Vote on Executive Compensation.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Shares held in Street Name. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•	Voting by Participants in Employee Benefit Plans. If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee for that plan whether provided by mail, telephone or Internet. If you do not make an affirmative election as to how you want your shares to be voted, the trustee will vote those shares in the same proportion as other participants in that plan affirmatively elected to vote their shares.

•	Revoking Your Proxy. With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on [June 22, 2010].

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting. The admission ticket must be brought to the meeting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of April 15, 2010, to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

AXA Financial, Inc. and related entities(1)	23,565,661	11.1%
1290 Avenue of the Americas
New York, NY 10104
BlackRock, Inc.(2)	11,508,979	5.43%
40 East 52nd Street
New York, NY 10022
LSV Asset Management(3)	10,761,027	5.076%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606
State Street Corporation(4)	14,922,789	7.0%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Share ownership is as of December 31, 2009, as set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2010. According to that filing, AXA Financial, Inc., on behalf of itself, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA (France) (the “Mutuelles AXA”), is deemed to be the beneficial owner of 23,565,661 shares of SUPERVALU common stock.

Of these shares, AXA Financial, Inc. and each of the Mutuelles AXA has sole voting power over 17,057,888 shares and sole dispositive power over 23,565,661 shares. The Mutuelles AXA, as a group, disclaim beneficial ownership of all shares of SUPERVALU’s common stock.

Of these shares, the following are deemed to have sole voting power and sole dispositive power over the following shares: the Mutuelles AXA, 0 and 0; AXA Financial, Inc., 0 and 0; AllianceBernstein L.P., 17,055,419 and 23,563,192; and AXA Equitable Life Insurance Company, 2,469 and 2,469.

(2)	Share ownership is as of December 31, 2009, as set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010. According to that filing, BlackRock, Inc. is deemed to beneficially own 11,580,979 shares of SUPERVALU common stock, with sole voting power and sole dispositive power as to 11,508,979 of such shares.

(3)	Share ownership is as of December 31, 2009, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010. According to that filing, LSV Asset Management is deemed to beneficially own 10,761,027 shares of SUPERVALU common stock, with sole voting power and sole dispositive power as to 10,761,027 of such shares.

(4)	Share ownership is as of December 31, 2009, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010. According to that filing, State Street Corporation is deemed to beneficially own 14,922,789 shares of SUPERVALU common stock, with shared voting power and shared dispositive power as to 14,922,789 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 15, 2010 concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee, and for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), excluding Mr. Jackson and

Mr. Tripp, and all of our directors and executive officers as a group. For Mr. Jackson and Mr. Tripp, beneficial ownership is as of August 14, 2009.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Donald R. Chappel	0	*
Irwin S. Cohen	54,596	*
Ronald E. Daly	53,247	*
Lawrence A. Del Santo	103,883	*
Susan E. Engel	103,699	*
Philip L. Francis	61,520	*
Craig R. Herkert	500,194	*
Edwin C. Gage	106,148	*
Garnett L. Keith, Jr.	151,207	*
Charles M. Lillis	101,444	*
Jeffrey Noddle	2,308,706	1.0%
Steven S. Rogers	82,192	*
Matthew E. Rubel	0	*
Wayne C. Sales	49,538	*
Kathi P. Seifert	43,398	*
David L. Boehnen	506,052	*
Janel S. Haugarth	309,538	*
Michael L. Jackson	746,158	*
Pamela K. Knous	633,262	*
David E. Pylipow	161,906	*
Kevin H. Tripp	200,739	*
All directors and executive officers as a group (26 persons)	6,770,129	3.2%

*	Less than 1 percent

(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power, as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Directors’ Deferred Compensation Plan as follows: Mr. Cohen, 12,316 shares; Mr. Daly, 16,967 shares; Mr. Del Santo, 37,152 shares; Ms. Engel, 43,419 shares; Mr. Francis, 25,240 shares; Mr. Gage, 20,364 shares; Mr. Keith, 69,367 shares; Mr. Lillis, 57,164 shares; Mr. Rogers, 17,806 shares; Mr. Sales, 24,690 shares and Ms. Seifert, 13,114 shares.

(2)	Includes shares underlying options exercisable within 60 days of April 15, 2010, as follows: Mr. Cohen, 42,280; Mr. Daly, 36,280; Mr. Del Santo 60,280; Ms. Engel, 60,280; Mr. Francis, 30,280; Mr. Gage, 60,280; Mr. Herkert, 160,728; Mr. Keith, 60,280 shares; Mr. Lillis, 42,280 shares; Mr. Noddle, 1,752,029; Mr. Rogers, 57,475; Mr. Sales, 24,280; Ms. Seifert, 24,280; Mr. Boehnen, 291,891; Ms. Haugarth, 209,691; Mr. Jackson, 606,344; Ms. Knous, 409,362; Mr. Pylipow, 111,000; Mr. Tripp, 120,000 and all directors and executive officers as a group, 4,521,828.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings and three special meeting during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served, except Mr. Francis and Mr. Lillis who had prior commitments.

The Board maintains four standing committees: Audit, Corporate Governance and Nominating (formerly Director Affairs), Leadership Development and Compensation (formerly Executive Personnel and Compensation) and Finance, each of which has a separate written charter that is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Membership on the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees, are independent directors under the New York Stock Exchange (“NYSE”) listing standards. The Board has also determined that all nominees for director are independent under the NYSE listing standards.

Audit Committee

The following directors served on the Audit Committee in fiscal 2010: Garnett L. Keith, Jr. (Chairperson), A. Gary Ames, Irwin S. Cohen, Marissa T. Peterson, Steven S. Rogers and Kathi P. Seifert. Following the resignations from the Board in April 2010 of Mr. Ames and Ms. Peterson, the Audit Committee was comprised of Mr. Keith, Mr. Cohen, Mr. Rogers and Ms. Seifert. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met six times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its oversight of our financial statements and the independent registered public accountants;

•	selecting, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

•	evaluating the independence of the independent registered public accountants.

Corporate Governance and Nominating Committee

The following directors served on the Corporate Governance and Nominating Committee in fiscal 2010: Lawrence A. Del Santo (Chairperson), Ronald E. Daly, Philip L. Francis, Edwin C. Gage, Marissa T. Peterson and Steven S. Rogers. Following Ms. Peterson’s resignation from the Board in April 2010, the Corporate Governance and Nominating Committee was comprised of Messrs. Del Santo, Daly, Francis, Gage and Rogers. The Corporate Governance and Nominating Committee met three times during the last fiscal year.

The mission of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	criteria for the size and composition of the Board;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.

In addition, the Corporate Governance and Nominating Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.

For a description of the Corporate Governance and Nominating Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”

Finance Committee

The following directors served on the Finance Committee in fiscal 2010: Charles M. Lillis (Chairperson), A. Gary Ames, Irwin S. Cohen, Philip L. Francis, Garnett L. Keith, Jr., Jeffrey Noddle and Wayne C. Sales. Following Mr. Ames’ resignation from the Board in April 2010, the Finance Committee was comprised of Messrs. Lillis, Cohen, Francis, Keith, Noddle and Sales. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review our financial structure, policies and future financial plans and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	our dividend policy and rates;

•	investment performance of our employee benefit plans;

•	our financing arrangements;

•	our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	proposals for changes in our capitalization, including purchases of treasury stock.

Leadership Development and Compensation Committee

The following directors serve on the Leadership Development and Compensation Committee: Susan E. Engel (Chairperson), Ronald E. Daly, Lawrence A. Del Santo, Edwin C. Gage, Charles M. Lillis, Wayne C. Sales and Kathi P. Seifert. The Leadership Development and Compensation Committee met six times during the last fiscal year.

The primary responsibilities of the Leadership Development and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer (the “CEO”);

•	review and recommend to the Board the compensation of the CEO;

•	review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the CEO;

•	approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	review and approve participants and performance targets under our annual and long-term incentive compensation plans;

•	retain and terminate any firm or other professional used to assist in the evaluation of directors and senior executives, including the CEO and the Executive Chairman, and to approve the terms of and fees for such retention;

•	approve stock option grants and awards under our stock option plans, bonus and other incentive plans;

•	review with management the Compensation Discussion and Analysis; and

•	review periodic reports from management with respect to whether the Company’s compensation programs and policies are reasonably likely to have a material adverse effect on the Company.

In 2010, management conducted a review, with the assistance of the Company’s compensation consultant Towers Watson, of the compensation programs and policies for the Company’s employees and reported to the Leadership Development and Compensation Committee their conclusion that such programs and policies were not reasonably likely to have a material adverse effect on the Company.

For a description of the Leadership Development and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

BOARD PRACTICES

In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Leadership Structure

The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chairman and CEO must be separate. When a vacancy occurs in the office of either the Chairman or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the CEO and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management.

In connection with Mr. Noddle’s planned retirement from his position as Executive Chairman following the Company’s Annual Meeting of Stockholders in June 2010, the Board determined that it was in the best interest of the Company to continue to separate the positions of CEO and Chairman and to elect a Non-Executive Chairman. The Board expects that Wayne C. Sales will be elected to the role of Non-Executive Chairman, following the Annual Meeting of Stockholders, assuming his continued service on the Board of Directors. It is expected that Mr. Sales will serve as the Non-Executive Chairman for a two-year term, contingent upon re-election to the Board of Directors. At the end of that two-year term, the Board will reevaluate its leadership structure. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence that will serve the Board and the Company well.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our Board annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. The Board conducted an evaluation this year with the assistance of an outside consultant in which each director was evaluated on ten competencies as a way to improve each director’s performance. A similar evaluation process is expected to occur prior to the 2011 Annual Meeting of Stockholders and biannually thereafter. Each active Board Committee also evaluates its own performance on a yearly basis.

Size of the Board

As provided by the Company’s Restated Bylaws, the Board of Directors currently consists of 13 members and the number of directors may be increased or decreased from time to time by resolution of a majority of the whole Board of Directors or of the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than two members of the Board will be employees of SUPERVALU. These management members will include the CEO and up to one additional person whose duties and responsibilities identify them as a top management individual of SUPERVALU. Only two of our 13 Board members are or will be employees of SUPERVALU. Following Mr. Noddle’s retirement, only one of 12 members of the Board, assuming all nominees are elected, are or will be employees of SUPERVALU. The Board has determined that all non-employee directors and all director nominees meet the requirements for independence under the NYSE listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board. During fiscal 2010, the Board authorized a waiver of the Governance Principles to allow Mr. Lillis to serve one additional year.

The Board also has adopted a policy that requires employee directors, other than the CEO, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former CEO may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former CEO leaves SUPERVALU to accept another position, the CEO is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

During 2010, five members are retiring or have resigned from the Board and two new candidates are being nominated. This transition was overseen by the Executive Committee of the Board and the Corporate Governance and Nominating Committee. Both Mr. Chappel and Mr. Rubel were identified by Heidrick & Struggles International, Inc., an executive recruiting firm. In all cases, Heidrick & Struggles and the Executive Committee and the Corporate Governance and Nominating Committee reviewed the candidates in light of the skills and qualifications established by the Corporate Governance and Nominating Committee.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on February 24, 2011 and no earlier than January 25, 2011. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.

Executive Sessions of Outside Directors

Non-employee directors generally meet together as a group, without the CEO or any other employees in attendance, during each Board meeting. The Executive Chairman presides over each executive session of the Board.

Non-Executive Chairman

In April 2010, our Board established the position of Non-Executive Chairman and expects that Mr. Sales will be elected to serve as our Non-Executive Chairman following the Annual Meeting of Stockholders, contingent upon his continued service on the Board of Directors. The position of Lead Director will be eliminated at that time. The primary responsibilities of our Non-Executive Chairman will include:

(a)	ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

(b)	working with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

(c)	working with the CEO and Board members to develop the agendas for the Board meetings;

(d)	conferring with the Corporate Governance and Nominating Committee regarding recommendations regarding the membership of the Board’s committees and the selection and rotation of committee chairs;

(e)	chairing all meetings of the Board and presiding at all stockholder meetings;

(f)	scheduling, developing the agenda for and presiding at all Executive Sessions of the Board and at meetings of the Board’s outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

(g)	acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

(h)	serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

(i)	assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the Board to effectively and responsibly perform its duties. Although Company management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

(j)	recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

(k)	acting as a direct conduit to the Board for stockholders, employees and the public;

(l)	monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

(m)	leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

(n)	upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board that are proposed to be presented to the Board for consideration;

(o)	in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

(p)	working with the chair of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not the Non-Executive Chairman;

(q)	working with the Chair of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

(r)	assisting the Board and the Company in assuring compliance with and implementation of these Governance Principles; and

(s)	chairing the Corporate Governance and Nominating Committee and the Executive Committee of the Board.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees. The Board meets in executive session after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to provide its observations to the CEO.

In addition, the Company conducts an annual enterprise wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided if required. The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) determining whether there are risks that require additional or higher priority mitigation efforts; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K and (v) guiding the development of the internal audit plans.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. Twelve of the incumbent directors attended the 2009 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected.

Governance Principles

The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU’s website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Other Matters Relating to Directors

Susan E. Engel, one of our directors, served as chairwoman and chief executive officer of Lenox Group Inc., a tabletop, giftware and collectibles company, from November 1996 until she retired in January 2007. In November 2008, Lenox Group filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York.

ELECTION OF DIRECTORS (ITEM 1)

Directors elected at the 2008 Annual Meeting of Stockholders were elected for a three-year term, which expires in 2011. In December 2008, the Board voted to declassify the Board, thereby repealing the staggered terms of directors, beginning with the class of directors up for election at the 2009 Annual Meeting of Stockholders. Beginning with that meeting, directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently 13 members of the Board.

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board of Directors as a “holdover director.”

Donald R. Chappel, Irwin S. Cohen, Ronald E. Daly, Susan E. Engel, Craig R. Herkert, Charles M. Lillis, Steven S. Rogers, Matthew E. Rubel, Wayne C. Sales and Kathi P. Seifert are nominated for one-year terms expiring in 2011. The Board of Directors is informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide. Beginning with the 2011 Annual Meeting of Stockholders, all directors will stand for election annually.

The following sets forth information, as of April 15, 2010, concerning the ten nominees and the two directors whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2011

DONALD. R. CHAPPEL, age 58

• Mr. Chappel, a nominee for director of SUPERVALU, is Senior Vice President and Chief Financial Officer for The Williams Companies, Inc., an integrated energy company, which, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. Mr. Chappel joined Williams in 2003. Among many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.

• Mr. Chappel also serves as Chief Financial Officer and a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. and as Chief Financial Officer and director of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P.

IRWIN S. COHEN, age 69

• Mr. Cohen, a director of SUPERVALU since 2003, is a Retired Partner of Deloitte & Touche LLP, a professional services firm, providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte’s Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.

• Mr. Cohen is also a Director and Chair of the Audit Committee of Stein Mart Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he serves on the Board of several private and not-for-profit companies and is a Senior Advisor to Peter J. Solomon Company.

RONALD E. DALY, age 63

• Mr. Daly, a director of SUPERVALU since 2003, is the Former Chief Executive Officer and President of Oće USA Holding, Inc., a subsidiary of Oće N.V., a supplier of digital document management technology and services. Mr. Daly held that position from 2002 to 2004. Prior to that, Mr. Daly spent 38 years with RR Donnelley, holding various positions in operations, eventually becoming the president of its largest business unit. Among many qualifications, Mr. Daly brings significant experience in business strategy as a senior executive of large companies, as well as significant supply chain and technology experience.

• Mr. Daly is also a director of United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier. In addition, he serves as an adjunct professor of strategy and leadership at Loyola University of Chicago and teaches executive MBA courses. Mr. Daly also serves on four non-profit boards.

SUSAN E. ENGEL, age 63

• Ms. Engel, a director of SUPERVALU since 1999, is the Chief Executive Officer and President of PorteroLuxury, Inc., an internet retailer of luxury pre-owned personal accessories. Prior to joining PorteroLuxury in 2009, Ms. Engel served as Chairwoman and CEO of Lenox Group Inc. (the successor to Department 56, Inc.), a designer and marketer of tabletop, giftware and collectible products from 1996 until she retired in January 2007. Among many qualifications, Ms. Engel brings significant retail experience, including as a senior executive of a large public company.

• Ms. Engel is also a director of Wells Fargo & Company, a diversified financial services company with $1.2 trillion in assets.

CRAIG R. HERKERT, age 50

• Mr. Herkert, a director of SUPERVALU since 2009, was named the Company’s Chief Executive Officer and President in 2009. Prior to joining SUPERVALU, Mr. Herkert served from 2004 to 2009 as the President and Chief Executive Officer of the Americas for Wal-Mart Stores, Inc., an operator of retail stores. He also served as the Executive Vice President of Wal-Mart International from 2000 to 2003, following his promotion from Senior Vice President and Chief Operating Officer in 2003. In addition to his experience leading the Company, Mr. Herkert brings years of retail experience to our Board.

CHARLES M. LILLIS, age 68

• Mr. Lillis, a director of SUPERVALU since 1995, is a co-founder and principal of LoneTree Capital Management LLC, a private equity investing group formed in 2000. He is also co-founder and member of Castle Pines Capital LLC, which was formed in 2004 and provides channel financing solutions to resellers in the technology industry. Mr. Lillis served as Chairman of the Board of Directors and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through its acquisition by AT&T Corp., which was completed in 2000. Among many qualifications, Mr. Lillis brings significant experience as a senior executive of a large public company and as a director of other large public companies.

• Mr. Lillis is also a director of Medco Health Solutions, Inc., a leading pharmacy benefit manager, with the nation’s largest mail order pharmacy operations. From 2002 to 2009, Mr. Lillis served as a director of The Williams Companies, Inc. He also served from 2005 to 2009 as a director of Washington Mutual, Inc. and served on the Board of Charter Communications, Inc. from 2003 to 2005

STEVEN S. ROGERS, age 52

• Mr. Rogers, a director of SUPERVALU since 1998, is the Gordon and Llura Gund Family Distinguished Professor of Entrepreneurship at the Kellogg School of Management at Northwestern University. He joined the faculty of Kellogg in 1995. Prior to his teaching career, Mr. Rogers owned and operated two manufacturing firms and one retail operations firm and worked as a consultant with Bain & Company. Among many qualifications, Mr. Rogers brings significant experience in corporate entrepreneurship and entrepreneurial finance.

• Mr. Rogers is also a director of Amcore Financial, Inc., which provides a full range of consumer and commercial banking services and has banking assets of $4.4 billion, Oakmark Mutual Funds—Harris Associates, which provides investment advice to wealthy individuals and institutions, S.C. Johnson & Son, Inc., a manufacturer of household cleaning, personal care and insecticide products, and W.S. Darley & Company, manufacturer and distributor of fire engines and equipment. He was a board member of Bally Total Fitness until 2007 and Duquesne Light Holdings, Inc. until 2006. In addition, he is active with many non-profit corporations.

MATTHEW E. RUBEL, age 52

• Mr. Rubel, a nominee for director of SUPERVALU, is Chairman, President and Chief Executive Officer of Collective Brands, Inc., the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group and Collective Licensing International and a leader in lifestyle, fashion and performance brands for footwear and related accessories. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Among many qualifications, Mr. Rubel brings significant retail and branding experience and experience as a chief executive officer of a large public company, including managing a significant transformation. Mr. Rubel served as a Director of Furniture Brands, Inc. 2006 to 2008.

WAYNE C. SALES, age 60

• Mr. Sales, a director of SUPERVALU since 2006, retired as the Vice-Chairman of Canadian Tire Corporation Limited, a retail, financial services and petroleum company. Mr. Sales served as Vice-Chairman of Canadian Tire until 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006. Under Mr. Sales’ leadership, Canadian Tire retail sales increased nearly $2 billion. Among many qualifications, Mr. Sales brings significant experience in retail marketing, merchandising, supply chain and financial services as Chief Executive Officer of a large retail and financial services company.

• Mr. Sales is also a director and Chair of the Compensation Committee of Tim Hortons Inc., which is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization. Additionally, he serves as a director and Chair of the Compensation Committee of Georgia Gulf Corp, a leading, integrated North American manufacturer of chemicals and vinyl-based building and home improvement products. Mr. Sales also serves as a director and chair of the Nominating/Governance Committee of Discovery Air, a specialty aviation company.

KATHI P. SEIFERT, age 61

• Ms. Seifert, a director of SUPERVALU since 2006, retired as Executive Vice President for the Kimberly-Clark Corporation, a global health and hygiene product manufacturing company, after 26 years of service. Ms. Seifert held the position of Executive Vice President there from 1999 to 2004. Among many qualifications, Ms. Seifert brings significant consumer product goods and sales and marketing experience.

• Ms. Seifert is also a director of Appleton Papers, Inc., which produces carbonless, thermal, security and performance packaging products; Eli Lilly and Company, which discovers, develops, manufactures and sells pharmaceutical products; Lexmark International, Inc., which provides businesses of all sizes with a broad range of printing and imaging products, solutions and services, and Revlon, Inc., a worldwide cosmetics and beauty care products company.

DIRECTORS WHOSE CURRENT THREE-YEAR TERMS EXPIRE
AT THE ANNUAL MEETING IN 2011

PHILIP L. FRANCIS, age 63

• Mr. Francis, a director of SUPERVALU since 2006, is the Executive Chairman of PetSmart, Inc., a specialty retailer of services and solutions for pets. Mr. Francis transitioned to the role of Executive Chairman in 2009, following his retirement as Chief Executive Officer at PetSmart, a position he held from 1999 to 2009. Prior to joining PetSmart, Mr. Francis was the President and CEO of Shaw’s Supermarkets. Among many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.

• Mr. Francis is also a director of CareFusion Corporation, which is a leading, global medical device company created through the spinoff of Cardinal Health Inc.’s clinical and medical products businesses. From 2006 to 2009, Mr. Francis was a director of Cardinal Health, Inc.

EDWIN C. GAGE, age 69

• Mr. Gage, a director of SUPERVALU since 1986, is the Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C., an integrated marketing services company, which he founded in 1991. Prior to that, Mr. Gage served as the President, COO and CEO of Carlson Companies, Inc., which is one of the largest marketing services companies in the world. Among many qualifications, Mr. Gage brings significant experience in marketing and business strategy as a senior executive of a large company.

• Mr. Gage also serves on the Board of several private and not-for-profit companies.

DIRECTOR COMPENSATION

The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and meeting fees, and equity compensation, consisting of stock options and an annual deferred retainer payable in SUPERVALU common stock. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

Non-employee directors receive an annual cash retainer of $80,000 per year. For fiscal 2010, the Lead Director received an additional annual cash retainer of $25,000. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson, $25,000; Leadership Development and Compensation Committee, Finance and Corporate Governance and Nominating Committee Chairpersons, $20,000. Also, each non-employee director committee member receives an annual retainer for each committee served on of $10,000 per committee, except Audit Committee members who receive $15,000 for their service on the Audit Committee.

In April 2010, the Board created the position of Non-Executive Chairman and eliminated the position of Lead Director, effective following the Annual Meeting of Stockholders. The Non-Executive Chairman will receive an additional annual cash retainer of $75,000.

Stock Options

Non-employee directors are granted stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. For fiscal 2010, each non-employee director was granted 6,140 options. Options are fully exercisable upon grant.

Annual Deferred Stock Retainer

Each non-employee director is paid $60,000 on each July 1 in the form of SUPERVALU common stock that is credited in share units to the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement) described below. The number of shares credited to each director’s account is based upon the price of the Company’s common stock on each July 1.

Retirement Program

Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program. As a result of this benefit, Mr. Gage is entitled to an aggregate of $200,000 (payable in annual installments of $20,000) following his resignation from the Board. Mr. Lillis is entitled to an aggregate of $20,000 following his resignation from the Board.

Deferred Compensation Program

Directors may elect to defer payment of their retainer and meeting fees under the Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer fees into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to an irrevocable grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of fees into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve- month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account following retirement from the Board.

Reimbursements and Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years. Reimbursements for any non-employee director did not exceed the $10,000 threshold in fiscal 2010 and thus are not included in “Director Compensation for Fiscal 2010” below.

From time to time, spouses may also join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

DIRECTOR COMPENSATION FOR FISCAL 2010

				Change in
				Pension Value
				and
	Fees			Nonqualified
	Earned or			Deferred
	Paid In	Stock	Option	Compensation
Name(1)	Cash(2)	Awards(3)	Awards(4)	Earnings(5)	Total

A. Gary Ames	$105,000	$60,000	$30,360	$—	$195,360
Irwin S. Cohen	105,000	60,000	30,360	—	195,360
Ronald E. Daly	100,000	62,000	30,360	—	192,360
Lawrence A. Del Santo	145,000	60,000	30,360	—	235,360
Susan E. Engel	110,000	60,000	30,360	—	200,360
Philip L. Francis	100,000	70,000	30,360	—	200,360
Edwin C. Gage	100,000	60,000	30,360	—	190,360
Garnett L. Keith, Jr.	130,000	73,000	30,360	86,936	320,296
Charles M. Lillis	120,000	60,000	30,360	—	210,360
Marissa T. Peterson	105,000	60,000	30,360	—	195,360
Steven S. Rogers	105,000	60,000	30,360	—	195,360
Wayne C. Sales	100,000	70,000	30,360	—	200,360
Kathi P. Seifert	105,000	60,000	30,360	—	195,360

(1)	Craig Herkert, our Chief Executive Officer and President, and Jeffrey Noddle, our Executive Chairman, are not included in this table because they are employees of SUPERVALU and received no compensation for service as a director. Compensation for Mr. Herkert and Mr. Noddle is shown in the Summary Compensation Table under “Executive Compensation.”

(2)	Reflects the amount of cash compensation earned in fiscal 2010 for Board and committee service. Amounts shown include any amounts deferred by the director under the SUPERVALU INC. Director’s Deferred Compensation Plan described above.

(3)	Includes: (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the SUPERVALU INC. Director’s Deferred Compensation Plan described above. The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the director. This amount consists of the aggregate grant date fair value of grants of stock awards granted in fiscal 2010 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010 for our policy and assumptions made in determining the grant date fair value of share-based payments. As of February 27, 2010, the last day of our fiscal year, each of the non-employee directors had shares credited to their account under the SUPERVALU INC. Director’s Deferred Compensation Plan Trust as follows: Mr. Ames, 9,546 shares; Mr. Cohen, 12,253 shares; Mr. Daly, 16,880 shares; Mr. Del Santo, 36,962 shares; Ms. Engel, 43,197 shares; Mr. Francis, 25,111 shares; Mr. Gage, 20,260 shares; Mr. Keith, 69,012 shares; Mr. Lillis, 56,872 shares; Ms. Peterson, 17,435 shares; Mr. Rogers, 17,715 shares; Mr. Sales, 24,564 shares and Ms. Seifert, 13,047 shares.

(4)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the director. This amount consists of the aggregate grant date fair value of grants of option awards granted in fiscal 2010 computed in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010 for our policy and assumptions made in determining the grant date fair value of share-based payments. As of February 27, 2010, the last day of our fiscal year, each of the non-employee directors had the following stock options outstanding: Mr. Ames, 24,280 shares; Mr. Cohen, 42,280 shares; Mr. Daly, 36,280 shares; Mr. Del Santo, 62,280 shares; Ms. Engel, 64,280 shares; Mr. Francis, 30,280 shares; Mr. Gage, 62,280 shares; Mr. Keith, 61,354 shares; Mr. Lillis, 44,280 shares; Ms. Peterson, 42,280 shares; Mr. Rogers, 59,475 shares; Mr. Sales, 24,280 shares and Ms. Seifert, 24,280 shares.

(5)	Reflects above-market interest on deferred compensation. Mr. Keith participates in deferred compensation plan that was discontinued in July 1996. Mr. Keith is not eligible to take distributions from this plan until he retires from the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we align executive compensation with the interests of our stockholders. In fiscal 2010, the executive officers described in our Summary Compensation Table (the “NEOs”) were:

•	Craig R. Herkert — Chief Executive Officer (“CEO”) and President

•	Jeffrey Noddle — Executive Chairman

•	David L. Boehnen — Executive Vice President

•	Janel S. Haugarth — Executive Vice President; President and Chief Operating Officer, Supply Chain Services

•	Michael L. Jackson — Former President and Chief Operating Officer

•	Pamela K. Knous — Executive Vice President and Chief Financial Officer

•	David E. Pylipow — Executive Vice President, Human Resources and Communications

•	Kevin H. Tripp — Former Executive Vice President; President of Retail Midwest

Mr. Herkert became our CEO on May 25, 2009. On that date, Mr. Noddle transitioned from the CEO role to the role of Executive Chairman. Mr. Jackson and Mr. Tripp retired from the Company effective August 14, 2009.

The Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors oversees the design and administration of our executive compensation programs. Compensation for our NEOs and other executive officers is reviewed and approved by the Committee on an annual basis.

Fiscal 2010

For fiscal 2010, the Committee recognized the difficult economic environment and its impact on major grocery retailers, stockholders, customers and other stakeholders. With that backdrop, the Committee sought to compensate our executives in a way that would appropriately recognize their contributions to the Company during fiscal 2010, while remaining consistent with the Company’s pay-for-performance objectives and the best interests of our stockholders.

In light of the Company’s performance during fiscal 2009 and fiscal 2010, the following compensation actions occurred:

•	The Committee determined that, as part of its focus on pay-for-performance, base salaries for NEOs and certain other officers would not be increased and have remained frozen since fiscal 2008.

•	We did not pay any bonuses to the executives named in our fiscal 2009 proxy statement under the fiscal 2009 annual cash incentive plan.

•	We did not pay any bonuses to our executives or other employees under the Company’s Long-Term Incentive Program (“LTIP”) for the fiscal 2009-2010 performance period.

Program Objectives and Philosophy

As part of the Committee’s regular review of its compensation philosophy, the Committee determined that no changes would be made to the compensation philosophy and the material elements of our executive compensation program from fiscal 2009 to fiscal 2010. As part of a fiscal 2010 review, the Committee reaffirmed that SUPERVALU’s executive compensation programs will:

•	Emphasize a design that aligns compensation with the long-term enhancement of stockholder value and the execution of strategic business imperatives;

•	Ensure that the majority of compensation opportunities are through incentive programs that reward executives based on the achievement of corporate results (“pay-for-performance”); and

•	Provide a compensation opportunity that is generally targeted at the median of the competitive market (as defined below).

SUPERVALU’s executive compensation programs are structured to provide a mix of fixed and variable compensation, with variable compensation delivered via short-term and long-term incentives that help to align the priorities and actions of executives with the interests of our stockholders. Therefore, a significant portion (65 to 86 percent) of targeted compensation is performance-based. The total target compensation opportunity is generally calibrated to the middle of the competitive market (as defined below).

The variable components of the compensation program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the Committee and below the median of our competitive market when our results fall below this targeted performance. These target performance levels will be established based on both internal standards and external comparisons. This relative fluctuation in compensation value increases or decreases by the significant use of equity-based components in the program, namely performance shares, stock options and stock appreciation rights (“SARs”). Therefore, actual total compensation realized, as compared to established targets, will significantly increase or decrease in direct correlation to our stock price. Significant use of equity-based components, along with stringent ownership and retention requirements (described below), ensures alignment of executive compensation with stockholder value.

Competitive Market.  The Company seeks to offer its executives compensation opportunities targeted at the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information for similarly-situated executives at companies in a self-constructed comparison group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual cash incentive, long-term equity incentives and the total of these elements.

The Committee believes that evaluating each executive’s pay elements and the total target pay opportunity relative to a median helps it to assess the overall competitiveness in the marketplace of the Company’s compensation. However, the Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the NEOs. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires).

The Committee defines our competitive market for our NEOs to be the median range of publicly available compensation information using a comparison group and several third-party compensation surveys. The surveys used by the Committee provide data on similarly sized organizations based on revenue and industry. In fiscal 2010, the Committee looked at third-party retail, wholesale and general industry surveys conducted by Hewitt Associates, Towers Perrin and Watson Wyatt. Those surveys were the Hewitt Total Compensation Management Database, the Towers Perrin Executive Compensation Database, the Towers Perrin Retail/Wholesale Executive Compensation Database and the Watson Wyatt Industry Report on Top Management Compensation — Retail/Wholesale Sector. The Committee assesses the reasonableness of our total compensation levels and mix relative to the benchmark data through a competitive assessment.

For fiscal 2010, our competitive comparison group consisted of the following 25 retail and distribution companies:

Comparison Group

AmerisourceBergen Corporation	Kohl’s Corporation	Sears Holdings Corporation
AutoNation, Inc.	The Kroger Co.	Staples, Inc.
Best Buy Co. Inc.	Lowe’s Companies, Inc.	Sysco Corporation
Cardinal Health, Inc.	Macy’s, Inc.	Target Corporation
Costco Wholesale Corporation	McKesson Corporation	The TJX Companies, Inc.
CVS Caremark Corporation	Office Depot, Inc.	Wal-Mart Stores, Inc.
The Gap, Inc.	Publix Super Markets, Inc.	Walgreen Co.
The Home Depot, Inc.	Rite Aid Corporation
J.C. Penney Company, Inc.	Safeway Inc.

The 25-company competitive comparison group approved by the Committee and disclosed above was reviewed during fiscal 2010 by our independent compensation consultant, Towers Perrin, with input from the Committee, and was selected from U.S.-based companies based on revenue, size and industry.

With respect to the competitive comparison group, the Committee looked at revenue, operating income, net income, total assets, total equity and market capitalization to create a composite rank. SUPERVALU’s composite ranking was in the middle of this 25-company competitive comparison group.

Generally, the Committee will maintain the continuity of the companies within the competitive comparison group from year to year; however, changes in the composition of the group may occur as companies enter or exit the publicly-traded marketplace or as the relative size of the companies in the comparison group changes. For fiscal 2010, there were no changes to this group from the prior fiscal year.

Compensation Process.  For the NEOs other than the CEO and the Executive Chairman, the Committee reviews and approves all compensation decisions. As part of that review, the Committee takes into consideration competitive market analyses and the recommendations of our human resources staff, the independent compensation consultants and the CEO. The Committee will review periodically the relationship of target compensation levels for each NEO relative to the compensation target for the CEO. In addition, the Committee periodically will review internal equity relationships for comparable positions across peer companies.

For the CEO, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with the CEO and Executive Chairman abstaining from such review and approval. In making its compensation recommendations regarding our CEO, the Committee takes into consideration the Board of Directors’ annual performance evaluation of our CEO, internal equity relationships, competitive market analyses for other chief executive officers based on publicly available information and information provided by our human resources staff and independent compensation consultant. Recommendations with respect to compensation of our CEO are not shared with the CEO during this process.

In setting the compensation for the Executive Chairman, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with the CEO and Executive Chairman abstaining from such review and approval. With regard to fiscal 2010, in making the recommendation regarding the Executive Chairman’s compensation, the Committee took into consideration the nature of the transition by Mr. Noddle from CEO to Executive Chairman.

Generally, the Committee, on an annual basis, reviews and recommends to the full Board of Directors for approval with respect to the CEO and the Executive Chairman, and approves, for the other NEOs, base salaries, annual cash incentive, long-term equity incentives and any other agreements that we would enter into with any NEO. For fiscal 2010, the review for all executives (excluding the CEO and Executive Chairman), was conducted in May 2009 at the Committee’s regular meeting. Compensation for Mr. Herkert, in his role as CEO, and Mr. Noddle, in his role as Executive Chairman, was determined separately from the general review process in connection with the appointment of Mr. Herkert to the position of CEO.

Compensation Consultant

The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee and, in the case of our CEO and Executive Chairman, by the Board.

The Committee retained Towers Perrin (Towers Watson following the merger with Watson Wyatt during fiscal 2010) as its compensation consultant to assist the Committee with its evaluation and assessment of executive compensation. The compensation consultant also assisted the Committee with the review of its self-selected comparison group used for purposes of benchmarking compensation levels and relative mix for fiscal 2010.

In anticipation of the merger between Towers Perrin and Watson Wyatt, in fiscal 2010, the Committee adopted a policy whereby any consulting work done by Towers Watson with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee.

For fiscal 2010, the aggregate amount of fees for additional services, not including consulting related to broad-based plans, provided by Towers Perrin and Towers Watson following the merger did not exceed $120,000.

Elements of Compensation

For fiscal 2010, the principal elements of our executive compensation program consisted of the following components:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity incentives in the form of performance shares, stock options and SARs that pay out in cash;

•	Restricted stock awards;

•	Change-of-control and other separation agreements and policies;

•	Non-qualified deferred compensation, supplemental executive retirement plans and pension benefits; and

•	Executive perquisites.

Compensation Mix

The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. For our NEOs in fiscal 2010, excluding Mr. Jackson and Mr. Tripp, that target allocation was as follows:

	2010 Fiscal Year Compensation Mix
	(Base Salary, Annual Cash Incentive Opportunity and Long-Term Equity Incentive Opportunity)(1)
			Percent of Performance-
	Percent of Total		Based Total Compensation		Percent of Total
	Compensation That is:		That is:		Compensation That is:
		Not		Long-
	Performance-	Performance-		Term	Cash-	Equity-
Name	Based(2)	Based(3)	Annual(4)	(5)	Based(6)	Based(7)

Craig R. Herkert	86%	14%	24%	76%	35%	65%
Jeffrey Noddle	81	19	36	64	49	51
David L. Boehnen	63	37	52	48	74	26
Janel S. Haugarth	65	35	54	46	70	30
Pamela K. Knous	67	33	48	52	65	35
David E. Pylipow	64	36	55	45	71	29

(1)	Total compensation for purposes of this table is different than the Total column used in the Summary Compensation Table under “Executive Compensation” below. Total compensation as used above is the total of base salary and annual cash and long-term equity incentive opportunities, both at the target level only.

(2)	Sum of target annual cash incentive and target long-term equity incentives divided by target total compensation.

(3)	Base salary divided by target total compensation.

(4)	Target annual cash incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(5)	Target long-term equity incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(6)	Sum of base salary and target annual cash incentive divided by target total compensation.

(7)	Target long-term equity incentives divided by target total compensation.

The Committee believes that this compensation mix aligns with the Company’s compensation philosophy of pay-for-performance and goals because:

•	a significant percentage (ranging from 63 to 86 percent) of each NEOs compensation is performance-based;

•	a significant percentage (ranging from 45 to 76 percent) of each NEOs performance-based compensation serves to motivate and retain the executives for the Company’s long-term success; and

•	a significant percentage (ranging from 29 to 65 percent) of each NEOs compensation is equity-based, which serves to tie executive compensation to the long-term enhancement of stockholder value.

Fiscal 2010 Compensation Decisions

In connection with Mr. Herkert’s appointment as our new CEO in May 2009, Mr. Herkert received annual base compensation of $850,000 and is eligible to receive an annual bonus under the Company’s annual cash incentive plan for fiscal 2010 with a target amount of 150 percent of his base salary. In addition, the Board of Directors approved a grant of nonqualified stock options with a value of $2 million that vested 20 percent immediately upon the date of grant and will vest 20 percent per year on successive anniversaries of the date of grant. The Board of Directors also granted Mr. Herkert a one-time restricted stock award with a value of $5 million. The shares will be subject to restriction which will lapse over a period of four years with 25 percent of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting annually in equal increments on successive anniversaries of the date of grant. Mr. Herkert is also eligible for an award under the Company’s LTIP for the fiscal 2010-2012 performance period with a target payout value of $2 million in stock and cash and an actual payout value of $0 to $4 million based on the Company’s performance for the fiscal 2010-2012 performance period. Mr. Herkert’s compensation package was, in the view of the Board, within the range of competitive salaries and reasonable when compared to other executives at the Company and would likely be sufficient to attract him to the Company.

In connection with his transition from CEO to Executive Chairman, the Compensation Committee recommended to the Board and the Board determined that Mr. Noddle’s base salary and annual incentive bonus opportunity for fiscal 2010 would remain the same as his fiscal 2009 base salary and annual incentive bonus opportunity. It was also determined that Mr. Noddle would be entitled to a prorated portion of his award under the Company’s LTIP for the fiscal 2010-2012 performance period, if an award is earned. However, in his new position, Mr. Noddle did not receive any additional grants of stock options or SARs.

In May 2009, the Committee approved the targeted annual compensation for fiscal 2010 listed below. The fiscal 2010 target amount is comprised of the following: base salary, annual cash incentive award assuming achievement of target performance, stock options and SARs granted during the fiscal year valued as of the grant date and an annual allocation of the long-term incentive award assuming achievement of target performance at the end of the three-year performance cycle.

Fiscal 2010 Targeted
Name	Annual Compensation

Craig R. Herkert	$6,125,000
Jeffrey Noddle	5,855,000
David L. Boehnen	1,517,000
Janel S. Haugarth	1,497,000
Pamela K. Knous	2,036,000
David E. Pylipow	1,158,000

The fiscal 2010 target amounts differ from the amounts reflected in the Summary Compensation Table because:

•	the above table assumes that annual cash incentive awards are earned at the target award level while the Summary Compensation Table reflects actual amounts earned in the fiscal year;

•	the above table assumes that long-term performance shares are earned at the target level while the Summary Compensation Table reflects the probable outcome of the performance;

•	the target amount does not include any one-time restricted stock grants used for purposes of retention under special circumstances, while the Summary Compensation Table includes compensation expenses during the year attributable to all awards; and

•	the Summary Compensation Table reflects a variety of other elements of compensation, such as perquisites, changes in pension value and earnings on deferred compensation, that the Committee does not consider when setting annual compensation levels for the NEOs.

Base Salaries

SUPERVALU provides the NEOs and other executives with an annual base salary that is not subject to performance risk. Salary levels for our NEOs are based on individual performance and experience, job responsibility, internal equity and salary levels that take into consideration the competitive market. For fiscal 2010, the Committee determined that, as part of its focus on pay-for-performance, base salaries for NEOs and certain other officers would not be increased and have remained frozen since fiscal 2008.

Annual Cash Incentive

In General.  SUPERVALU provides its NEOs and other executives an annual cash incentive opportunity in order to align executive compensation with the achievement of SUPERVALU financial goals that support our business plans.

The Committee establishes annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, as well as threshold and maximum award opportunities expressed as a percentage of base salary. For fiscal 2010, annual cash incentive opportunities for the NEOs ranged from 100 percent to 150 percent (for the CEO and Executive Chairman only) of base salary paid for the year, at target levels of performance, up to a possible range of 200 percent to 300 percent (for the CEO and Executive Chairman only) of base salary for performance meeting or exceeding the maximum performance level, subject to the effect of a corporate same-store sales multiplier (as discussed below), which can enhance or reduce an award based on actual same-store sales performance.

Performance Measures and Objectives.  For fiscal 2010, the Committee selected, for each of our NEOs who are Corporate Executives as noted in the table below, Corporate Net Earnings as the primary performance measure for our annual cash incentive plan because it believes that corporate net earnings growth correlates directly with our business objectives and the creation of fundamental value for our stockholders. Corporate Net Earnings is subject to a corporate same-store sales growth multiplier ranging from 0.8 to 1.2 based on the level of same-store sales growth achieved. The other components for Corporate Executives are Corporate Cash Flow and Diversity.

For each of our NEOs who are Retail/Supply Chain Executives as noted in the table below, the primary performance measures are Corporate Results and Business Unit Earnings (both defined below), which are also subject to a sales growth multiplier. The other components for Retail/Supply Chain Executives are Diversity and Business Unit Inventory Days Supply (as defined below).

“Corporate Results” is comprised of Corporate Net Earnings, subject to the corporate same-store sales growth multiplier. The “Business Unit Earnings” performance measures for the Retail/Supply Chain Executives correspond to our business units which align executive incentives more closely with the business unit over which they have responsibility and control. “Business Unit Inventory Days Supply” is calculated by dividing the business unit’s average inventory for the performance cycle by daily cost of goods sold for the performance cycle. Payout is based on reducing the inventory days supply. The Diversity component for each of the NEOs is based on net improvements in diversity representation over fiscal 2009.

The goals that the Committee establishes for Business Unit Earnings, Corporate Cash Flow and Corporate Results are intended to encourage our executives to meet or exceed operational goals. The threshold-level goals can be characterized as “stretch but attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance. The Company does not publicly disclose specific business unit earnings objectives, as its business plan is highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process, as well as the strategic initiatives of the Company, and would therefore cause competitive harm.

The Committee also determined that the annual cash incentive plan elements for fiscal 2010 can pay out independently of each other.

The fiscal 2010 performance measures for our annual cash incentive plan were as follows:

		Retail
	Corporate	/Supply Chain
Performance Measure	Executives(1)	Executives(2)

Corporate Net Earnings(3)	70%	0%
Corporate Results (as described above)	0	40
Business Unit Earnings(3)	0	30
Business Unit Inventory Days Supply	0	20
Corporate Cash Flow	20	0
Diversity	10	10

(1)	Includes Mr. Herkert, Mr. Noddle, Mr. Boehnen, Ms. Knous and Mr. Pylipow (together, the “Corporate Executives”).

(2)	Includes Ms. Haugarth, Mr. Jackson and Mr. Tripp (together, the “Retail/Supply Chain Executives”).

(3)	This amount is subject to increase or decrease based on the same-store sales growth multiplier.

For fiscal 2010, the Corporate Net Earnings performance goals under our annual cash incentive plan were as follows:

	Corporate	Percent of Target
Performance Level	Net Earnings	Award Payout

Maximum	$590	200%
Target	$554	100
Threshold	$512	50

The threshold performance level for Corporate Net Earnings for fiscal 2010 was based on the Company’s fiscal 2010 budget, not year-over-year growth as in past years. In setting the threshold performance level for fiscal 2010, the Committee looked at the Company’s budgeting process and the economic environment. As a result of the Committee’s review, the performance levels for fiscal 2010 were decreased from fiscal 2009.

For fiscal 2010, the threshold Corporate Cash Flow and Diversity performance levels were each set at 50 percent of the award, the target performance levels were set at 100 percent and the maximum performance levels were set at 200 percent. Corporate Cash Flow is generally defined by the Committee to be earnings before interest, taxes, depreciation and amortization (EBITDA) plus one-time transaction costs related to store closures and stock option expense, less interest, dividends, taxes and capital expenditures, net of proceeds from routine asset sales.

Discretionary Adjustments.  The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals under the annual cash incentive plan are met in April of each year, after completion of the Company’s financial statements. In making this determination, the Committee may apply discretion such that the numbers used for our annual cash incentive performance goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures. For fiscal 2010, the Committee did not use its discretion to adjust actual results.

Actual Award Payments.  For fiscal 2010, Corporate Net Earnings did not meet the threshold required by the Committee, resulting in no award payment to our Corporate Executives under this component. Similarly, there was not a payment under this component in fiscal 2009. Because Corporate Net Earnings did not meet the performance threshold, the corporate same-store sales growth multiplier was not triggered.

For fiscal 2010, Corporate Results did not meet the threshold required by the Committee, resulting in no award payment to our Retail/Supply Chain Executives under this component.

However, based on the results achieved with respect to Business Unit Earnings, Corporate Cash Flow and Diversity, all our of Named Executive Officers received payouts representing between 15 and 39.3 percent of their total target award.

Annual Discretionary Bonus Pool.  An annual discretionary bonus pool exists from which our CEO may make discretionary cash awards to the NEOs and other corporate officers (other than himself) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $750,000 in the aggregate or $100,000 to any one individual during any fiscal year. For fiscal 2010, Mr. Herkert provided discretionary awards to certain of the Company’s officers, including an award in the amount of $100,000 to Mr. Pylipow.

Long-term Equity Incentives

In General.  SUPERVALU provides the NEOs and other executives with long-term equity incentive awards in order to tie a significant portion of each executive’s total compensation to the long-term financial results of the Company and to align incentives more meaningfully with the interests of our stockholders. For fiscal 2010, SUPERVALU provided a grant of stock options for all NEOs, excluding Mr. Noddle, and a grant of SARs for all NEOs, excluding Mr. Herkert and Mr. Noddle. The Board of Directors determined that other forms of compensation were more appropriate for Mr. Herkert and Mr. Noddle in their new roles.

Executives, including Mr. Herkert and Mr. Noddle also participate in the Company’s LTIP, which was a grant of performance shares with a three-year performance cycle. The Committee established the total value of the long-term award for each NEO in such a manner that achievement of the target levels of performance would result in long-term incentives within the median range of the competitive market. Any award earned by Mr. Noddle under the Company’s LTIP for the fiscal 2010-2012 performance period will be prorated based on service.

The Committee believes that various forms of long-term awards provide incentives to executives that can impact different corporate objectives. The granting of stock options and SARs is designed to be a source of motivation for SUPERVALU employees, more closely aligning long-term employee interest with the interests of the Company’s stockholders. Grants of performance shares can align an employee’s long-term interest with the Company’s stockholders and can serve as a method of retention for key employees.

Stock Options.  Stock options directly link a portion of each executive’s compensation to stock price appreciation. Each NEOs stock option grant is established by the Committee or Board, in the case of the CEO, as described above with respect to awards of total long-term incentives. Stock options generally have a “grant date” that is the same date as the date of Committee approval, or Board approval in the case of our CEO, and have an exercise price equal to the fair market value on the grant date. In the event that stock markets are closed for trading on the approval date, options are then priced based on the fair market value of the Company’s stock on the first day in which markets are open for trading following the approval date. In addition, stock options currently have a seven-year contractual exercise term and vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant, subject to the following post-termination and change-of-control provisions:

Event	Award Vesting	Exercise Term(3)

Death, Disability or Retirement(1)	Accelerated	Remaining Term
Other Termination	None	Two years(2)
Change of Control	Accelerated	Remaining Term

(1)	Retirement is defined as termination at or after age 55 with 10 or more years of service. If termination occurs because of death or disability before the age and years of service for retirement have been satisfied, the remaining exercise term will be two years following termination or the remainder of the original contractual term, if shorter.

(2)	Or remainder of original contractual term, if shorter.

(3)	The Company has the right to repurchase shares issued under stock options within six months before or three months after termination for cause or if the terminated executive breaches the confidentiality or non-competition provisions in the award agreement.

In April 2007, our equity compensation plans were amended to change the definition of fair market value from the average of the opening and closing market price of the Company’s stock to the closing market price of the Company’s stock on the applicable date; provided, however, for options approved by the Committee or the Board on a date that Company executives would otherwise be restricted from trading in our stock as a result of a “black-out” trading restriction relating to the release of earnings results or other corporate matters, the grant date will be delayed until the first trading day after the expiration of the black-out period. We do not have any other program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. In addition, we have a black-out policy that prohibits employees from trading in our stock during periods when they are aware of material non-public information.

Stock options granted prior to April 2005 have a 10-year contractual exercise term, and provide for an automatic one-time reload or restoration stock option upon the exercise of the original stock option using shares of SUPERVALU stock to pay the exercise price. The restoration stock option is for the same number of shares used to pay the exercise price and applicable withholding taxes, has an exercise price equal to the fair market value of SUPERVALU stock on the date of exercise and is exercisable for the remaining contractual exercise term of the original stock option.

Stock Appreciation Rights.  In fiscal 2010, SUPERVALU provided a grant of SARs to NEOs and other executives, excluding the CEO and Executive Chairman. The Committee discussed the trends in executive compensation and the Company’s commitment to maintain average annual equity grants at a level not greater than 2.91 percent of common stock outstanding over the three-year period ending with fiscal 2010, while continuing to provide an incentive that is aligned with the interests of the Company’s stockholders. The Committee decided that, in addition to an annual grant of stock options, cash-settled SARs were an appropriate method of achieving such goals. These SARs vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant.

Performance Shares.  Beginning with fiscal 2010, the Committee changed the design of its performance share program from a two-year performance cycle to a three-year performance cycle. As with stock options and SARs, awards of performance shares are established by the Committee as described above with respect to awards of total long-term incentives. The Committee determined that a three-year performance cycle would focus employees on longer-term results and eliminate wide swings in payouts of long-term awards. The fiscal 2010-2012 long-term incentive program will be based on the achievement of return on invested capital (“ROIC”) goals.

The material provisions of the performance share awards for fiscal 2010-2012 are summarized below:

Provision		Description

Current Performance Period	•	Fiscal year 2010 through 2012 (three-year performance cycle).

Award Value	•	Based on underlying value of our stock as of the last trading day of the last fiscal year in the performance cycle.

Performance Measure	•	Combined three-year average ROIC.
	•	ROIC is defined by the Committee as earnings before interest and taxes for each year of the performance cycle, divided by invested capital.
	•	“Invested capital” is the sum of the Company’s interest-bearing short-term borrowings, interest-bearing long-term debt, stockholders equity and the present value of capital leases, subject to certain adjustments.
	•	Invested capital for the performance period is calculated by computing the sums of (i) the invested capital as of the last day of the Company’s fiscal year immediately preceding such performance period; and (ii) the invested capital as of the end of each fiscal year comprising such performance period, and dividing such sum by three (the number of fiscal years in the performance period).

Performance Goals	•	Maximum award is 200 percent of performance shares granted if ROIC is at or above 13.6 percent.
	•	Target award is 100 percent of performance shares granted if ROIC is at target level of 14.6 percent.
	•	Threshold award is 50 percent of performance shares granted if ROIC is at 15.6 percent.

Award Payment	•	Half of the award will be made in shares of stock at the end of the performance cycle and half of the award will be made in cash-settled units representing the right to receive cash in the amount equal to the fair market value of one share of SUPERVALU common stock at the end of the performance cycle
	•	Vesting of this award may occur if the Committee determines to accelerate the earning of the performance shares if the employee ceases to be an employee of the Company prior to the vesting of performance shares.

The Committee chose ROIC as the performance measure for the performance share program because it believes this measure is an accurate assessment of how well the Company is performing from a financial standpoint. ROIC indicates how efficiently and effectively capital is deployed by management. Performance goals are established in connection with the Company’s annual financial planning process. In establishing our performance goals for this measure, the Committee considers the extent to which the Company will generate ROIC for the performance cycle that represents an appropriate improvement, as determined by the Committee. The Committee takes into consideration a variety of factors, including future expectations of operating earnings and capital deployment in our strategic plans.

The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals are met in April at the end of the three-year performance cycle, after completion of the Company’s financial statements, for the purposes of determining the actual number of shares of stock and the number of cash-settled units that will be granted to each executive under the terms of the performance share award. In making this determination, the Committee may apply discretion such that the numbers used for our performance share goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures.

For fiscal 2010, the ROIC performance measures did not meet the threshold required by the Committee, resulting in no award payment under the Company’s LTIP for the fiscal 2009-2010 performance period.

Restricted stock.  As discussed above, SUPERVALU provided a grant of restricted stock to Mr. Herkert in connection with his appointment as our new CEO. Ms. Haugarth and Mr. Pylipow also received a retention grant of 40,000 shares and 30,000 shares, respectively, of restricted stock at that time.

Executive Change of Control Policy

SUPERVALU’s objective is to provide NEOs and other executives with protection under a market competitive change-of-control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change-of-control situation so that our stockholders’ interests are protected. The Committee reviews this change-of-control policy periodically to address whether these protections are consistent with those provided in our competitive market and to be in compliance with federal tax rules affecting nonqualified deferred compensation.

In fiscal 2010, the Committee approved a new form of change-of-control agreement and severance plan, after making a determination that certain changes were needed to bring the Company’s program in line with the Committee’s philosophy and current market trends. As a result of the Committee’s review, benefits paid out to executives pursuant to a change of control would be reduced from benefits available under previous change of control agreements.

The new change-of-control agreement supersedes the existing change of control agreements for the NEOs. The new change of control agreement is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, as defined below, or voluntary resignation for good reason, as defined below, within 2 years following a change of control, or in anticipation of a change of control.
	•	“Good reason” is defined as a reduction in base salary or target annual cash incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles, failure to provide for assumption of agreement or material breach of the agreement by the Company. This definition includes material breach of the agreement by the Company and omits for the CEO the CEO’s termination of employment for any reason during the seventh month following a change of control, as compared to the definition in the existing change of control agreements.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, material act of personal dishonesty that results in substantial personal enrichment or material violation of certain Company policies. This definition includes material violation of certain Company policies, whereas the definition in the existing change-of-control agreements does not.
Severance Benefits	•	3 times for the CEO, 1 time for Mr. Noddle and 2 times for the other NEOs, of base salary and target annual cash incentive, plus welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation and annual bonus plan and long-term incentive plan amounts due but not yet paid. The new change-of-control agreement adds the annual bonus plan and long-term incentive plan amounts due but not yet paid.
	•	Pro rata annual cash incentive for year of termination.
	•	Accelerated vesting of all nonvested equity awards at change of control.
	•	“Best net” reduction of compensation to avoid excise tax. The new change-of-control agreement includes “best net” reduction of compensation and eliminates full excise tax gross up, as compared to the existing change-of-control agreements.
Covenants	•	Non-disclosure of confidential information, non-competition, non-solicitation of employees, non-solicitation of existing or prospective customers, vendors and suppliers, return of property and non-disparagement covenants.

Executive Severance Plan

In fiscal 2010, the Committee approved the Executive & Officer Severance Pay Plan, which provides for severance benefits for NEOs who are notified on or after May 2, 2009 that their employment is involuntarily terminated without cause, subject to certain exclusions. The severance plan in effect for fiscal 2010 is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, subject to certain exclusions.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.
Severance Benefits	•	2 times for the CEO and 1.5 times for the other NEOs of annual base salary at time of termination.
	•	2 times for the CEO and 1.5 times for the other NEOs of the average of the performance results (expressed as a percentage) used to determine the NEOs’ bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount.
	•	Pro rata annual cash incentive and payments for each long-term incentive plan cycle not completed as of the termination date.
	•	Reimbursement for COBRA coverage for medical and/or dental insurance.
	•	Repayment of severance benefits received by a NEO who the Company wishes to rehire in any capacity within six months of the termination date.

Deferred Compensation

Under the Company’s Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer on a pre-tax basis up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year. The Executive Deferred Compensation Plan also provides for additional make-up contributions that are credited to the participant’s account in the Executive Deferred Compensation Plan.

Retirement Benefits

Consistent with our overall compensation philosophy, SUPERVALU maintains a retirement plan for all non-union employees under which a maximum of $195,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”). Effective December 31, 2007, this plan was closed to new participants and service crediting for existing participants was discontinued. Compensation crediting will be discontinued effective December 31, 2012, at which time, accrued benefits for all participants will be frozen. In addition, SUPERVALU maintains a non-qualified supplemental executive retirement plan and a non-qualified excess benefit plan for certain highly-compensated employees, including certain of the NEOs, that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Code did not impose maximum limitations. Our retirement plans are described in more detail following the Pension Benefits Table under “Executive Compensation.”

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include those NEOs that meet the retirement definition of termination at or after age 55 with 10 or more years of service. Currently, Mr. Noddle, Mr. Boehnen and Ms. Knous meet the retirement definition mentioned above. Mr. Jackson and Mr. Tripp met the retirement definition when they retired from the Company. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits may be funded through life insurance policies owned by SUPERVALU. No new participants are eligible to receive these benefits.

For all employees who participate in the SUPERVALU STAR 401(k) Plan, including NEOs, the Company makes a matching contribution of $1 for every $1 the participant contributes, up to the first four percent of pay and $0.50 for each $1 the participant contributes on the next two percent of pay. The Company may also make additional profit-sharing contributions, at the discretion of the Company’s management, of up to a maximum of three percent of the eligible participant’s compensation.

Perquisites

SUPERVALU provides our NEOs and other executives with a limited perquisites program. This limited perquisite program is consistent with the Committee’s focus on performance-based compensation. The Committee will continue to review this perquisites program periodically. As part of the Committee’s review of the Company’s perquisite program in fiscal 2010, it was determined that the Company will no longer provide a gross-up to cover the individual income tax incurred when the corporate aircraft is used for personal purposes.

The Company continues to reimburse executives for an annual physical to encourage executives to be physically healthy, such that executives can better focus on the business affairs of the Company. Similarly, providing our CEO and Executive Chairman with limited personal use of the Company’s aircraft encourages and allows those executives to make travel arrangements that maximize the efficient use of limited personal time, and allow more time to focus on the Company’s business for the benefit of the Company’s stockholders.

For fiscal 2010, SUPERVALU provided the following executive benefits and perquisites to our Named Executives Officers:

Executive Benefit		Description

Post-Retirement Death Benefit Coverage	•	A death benefit of 140 percent of the executive’s final base salary paid to the beneficiary.
	•	Current participants have been grandfathered into this program; no new enrollment has been allowed since fiscal 2008.
Personal Aircraft Usage	•	Limited to Mr. Herkert and his family and Mr. Noddle and his spouse.
	•	Up to 30 hours of personal travel per year at the expense of the Company. Mr. Herkert will receive an additional 5 hours of personal travel in fiscal 2010 related to his relocation.
Executive Physicals	•	Annual reimbursement for the full cost of an executive physical.

Executive Stock Ownership and Retention Program

SUPERVALU has an executive stock ownership and retention program for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. The current ownership requirements for our executives, including the NEOs, are as follows:

Position	Multiple of Base Salary

Chief Executive Officer and Executive Chairman	5 times
Chief Financial Officer(1)	4 times
Remaining Executive Vice Presidents(2)	3 times
Corporate Senior Vice Presidents & Presidents	2 times
Group Vice Presidents & Vice Presidents	1 times

(1)	Applies to Ms. Knous.

(2)	Applies to all other NEOs, excluding Mr. Jackson and Mr. Tripp.

For purposes of complying with our Executive Stock Ownership and Retention Program, stock is considered owned if the shares are owned outright or in a vested tax qualified or nonqualified deferred compensation plan, if the shares are owned by immediate family members or legal entities established for their benefit, and if the shares are in the form of unvested restricted stock. Outstanding unexercised stock options are not considered owned for purposes of our program. Our NEOs and other executives may not pledge owned shares as security or enter into any risk hedging arrangements.

Prior to achieving their ownership objective, executives are required to retain shares equal to 100 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. After they meet their ownership goal, NEOs and other executives are required to retain shares equal to 50 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. This 50 percent retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock from the date the executive first met our stock ownership requirement.

For fiscal 2010, all of our NEOs are in compliance with our program.

Tax and Accounting Considerations

The Committee monitors changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. Tax and accounting consequences are analyzed when adopting new or modifying existing elements of our executive compensation program.

The Committee has designed and administered our annual cash incentive plan and long-term equity incentive programs for executive officers in a manner that generally preserves our federal income tax deductions. Our annual cash incentives for executive officers are administered under a stockholder-approved plan that specifies a formula for determining a maximum annual individual award limit. Our stock options, SARs and performance shares for executive officers are granted under other stockholder-approved plans that specify the maximum number of shares that may be awarded annually to plan participants. Our restricted stock unit awards are granted for attraction and retention purposes and are not performance-based. Thus, our federal tax deductions from restricted stock awards may be disallowed under certain circumstances. Although recent changes to accounting standards have made stock option grants less favorable, SUPERVALU continues to grant stock options in our long-term equity incentive program because these grants help to align the priorities and actions of executives with the interests of our stockholders. The historic economic value delivered to executives from these programs has been reasonable in relation to the compensation cost reported in our financial statements.

The Committee has designed and administered our deferred compensation, equity compensation and change-of-control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation.

Fiscal 2011

At the April 2010 meeting, the Committee approved the plan design for the annual cash incentive plan for fiscal 2011. The Committee established the performance measures for Corporate Executives as Corporate Net Earnings, Corporate Same Store Sales and Corporate Cash Flow. For Retail/Supply Chain and Merchandising Executives, performance measures are Business Unit Earnings (before interest and taxes), Corporate Cash Flow and Business Unit Same Store Sales.

The Committee also approved the plan design for the Company’s LTIP for the fiscal 2011-2013 performance period. This program has two components — achievement of an ROIC (return on invested capital) goal and increases in net diversity. The ROIC goal is weighted at 80 percent, while an increase in diversity is 20 percent.

The Committee approved an increase in the CEO’s annual discretionary bonus pool to $1 million from $750,000.

The Committee also recommended to the Board of Directors that the restricted stock units granted to Mr. Noddle pursuant to a retention agreement dated October 12, 2006 (the “Retention Agreement”) be accelerated. The Board of Directors approved this acceleration in light of the announcement of Mr. Noddle’s forthcoming retirement from the Company and because the objectives of the Retention Agreement had been met. As a result of this acceleration, upon the effective date of Mr. Noddle’s retirement, the remaining 228,868 of the 305,157 units initially granted under the Retention Agreement will vest, subject to reduction based on the Company’s average stock price for the 90 days immediately preceding his retirement date.

Additionally, the Committee approved revised forms of equity award agreements under the 2007 Stock Plan for future grants of equity awards to officers of the Company, including NEOs. The revisions include a double trigger for the vesting of awards following a change of control, which requires termination of employment under special circumstances within two years of the change of control.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Susan E. Engel, Chairperson
Ronald E. Daly
Lawrence A. Del Santo
Edwin C. Gage
Charles M. Lillis
Wayne C. Sales
Kathi P. Seifert

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	Qualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
Name and		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	sation(4)	Earnings(5)	Compensation(6)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)

Craig R. Herkert	2010	$653,846	$	$6,781,654	$2,000,004	$398,183	$—	$956,325	$10,790,012
Chief Executive Officer and President
Jeffrey Noddle	2010	1,141,885		—	—	695,391	975,456	62,810	2,875,542
Executive Chairman	2009	1,163,844	—	6,864,947	2,860,660	—	1,154,688	84,999	12,129,138
	2008	1,130,608	—	—	2,425,567	1,301,047	1,668,314	73,963	6,599,499
David L. Boehnen	2010	558,850		237,247	323,253	226,888	185,392	26,123	1,557,753
Executive Vice President
Janel S. Haugarth	2010	521,540		858,160	298,388	258,480	860,601	12,526	2,809,695
Executive Vice President;
President and Chief Operating Officer, Supply Chain Services
Michael L. Jackson	2010	310,652		421,775	422,716	46,598	870,163	1,806,268	3,878,172
Former President and	2009	686,024	—	2,004,072	684,114	—	266,810	18,684	3,659,704
Chief Operating Officer	2008	662,828	150,000	—	697,905	304,900	327,718	13,823	2,157,174
Pamela K. Knous	2010	663,465		332,556	422,716	269,360	254,414	23,548	1,966,059
Executive Vice President	2009	676,224	—	1,580,147	682,967	—	109,110	16,697	3,065,145
and Chief Financial Officer	2008	646,378	—	—	696,525	407,489	88,954	15,416	1,854,762
David E. Pylipow	2010	412,120	100,000	654,144	198,925	167,317	130,816	14,534	1,677,856
Executive Vice President, Human Resources and Communications
Kevin H. Tripp	2010	253,846		199,358	198,925	99,663	32,371	1,464,944	2,249,107
Former Executive Vice President;	2009	560,577	527,850	947,254	402,420	—	—	33,563	2,471,664
President, Retail Midwest(7)	2008	543,269	796,472	—	465,270	366,825	—	50,040	2,221,876

(1)	Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described in “Compensation Discussion and Analysis.”

(2)	Amounts for fiscal 2009 for Mr. Tripp reflect a retention award provided to legacy Albertson’s executives to ensure their continued employment with the Company from the time of the Albertson’s acquisition. Other bonuses are paid under our annual cash incentive plan and, accordingly, amounts are reported under the Non-Equity Incentive Plan Compensation column of this table. The annual discretionary bonus pool, the Leadership Development and Compensation Committee discretionary bonus and the annual cash incentive plan are described in “Compensation Discussion and Analysis.”

(3)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the NEO. This amount consists of the aggregate grant date fair value of grants of stock options and other restricted stock awards in fiscal years 2010, 2009 and 2008, as applicable, computed in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010 for our policy and assumptions made in the valuation of stock options. The fair value of each restricted stock award is estimated as of the date of grant based on the underlying price of the Company’s stock. The amounts in these columns do not include estimated forfeitures.

The fair value of performance-based awards is based on the probable outcome of the performance conditions which is the target payout under the awards. The maximum payout under such awards (based on the grant date fair value) assuming the highest level of performance for awards granted in fiscal 2010 under the Company’s LTIP for the 2010-2012 performance period are as follows: Mr. Herkert, $3,563,289; Mr. Boehnen, $474,493; Ms. Haugarth, $388,320; Mr. Jackson, $843,550; Ms. Knous, $665,112; Mr. Pylipow, $312,287; and Mr. Tripp, $398,716. The maximum payout under such awards assuming the highest level of performance for awards granted in fiscal 2009 under the Company’s LTIP for the 2009-2010 performance period are as follows: Mr. Noddle, $13,729,895; Mr. Boehnen, $2,254,565; Ms. Haugarth, $1,845,109; Mr. Jackson, $4,008,145; Ms. Knous, $3,160,294; Mr. Pylipow, $1,483,773; and Mr. Tripp, $1,894,507. There was no payout under the Company’s LTIP for the 2009-2010 performance period.

(4)	Non-equity incentive plan compensation represents any awards earned in recognition of achievement of performance goals under the annual cash incentive plan.

(5)	This column represents both changes in pension value for the NEOs and above market interest earnings on deferred compensation. The changes in pension values were as follows: Mr. Noddle, $974,144 for fiscal 2010, $1,154,214 for fiscal 2009 and $1,668,314 for fiscal 2008; Mr. Boehnen, $172,971 for fiscal 2010; Ms. Haugarth $851,218 for fiscal 2010; Mr. Jackson, $842,712 for fiscal 2010, $257,363 for fiscal 2009 and $321,092 for fiscal 2008; Ms. Knous, $254,414 for fiscal 2010, $109,110 for fiscal 2009 and $88,954 for fiscal 2008; and Mr. Pylipow, $130,484 for fiscal 2010. Mr. Tripp had no change in his pension values. Mr. Noddle had above market interest earnings on deferred compensation of $1,312 for fiscal 2010, and $474 for fiscal 2009. Mr. Boehnen had above market interest earnings on deferred compensation of $12,421 for fiscal 2010. Ms. Haugarth had above market interest earnings on deferred compensation of $9,383 for fiscal 2010. Mr. Jackson had above market interest earnings on deferred compensation of $27,451 for fiscal 2010, $9,447 for fiscal 2009 and $6,625 for fiscal 2008. Mr. Pylipow had above market interest earnings on deferred compensation of $332 for fiscal 2010. Mr. Tripp had above market interest earnings on deferred compensation of $32,371 for fiscal 2010.

(6)	The following components comprise the amounts of “All Other Compensation” for the Named Executive Officers for fiscal 2010:

	401(k)	Life	All Other		Tax
Name	Contributions	Insurance(a)	Misc Comp(b)		Gross-Ups(c)	Total

Craig R. Herkert	$15,519	$738	$633,634	(d)	$276,435	$956,325
Jeffrey Noddle	11,152	46,001	5,657	(d)	—	62,810
David L. Boehnen	15,071	832	10,220		—	26,123
Janel S. Haugarth	11,749	777	—		—	12,526
Michael L. Jackson	7,299	501	1,798,468		—	1,806,268
Pamela K. Knous	16,249	988	6,311		—	23,548
David E. Pylipow	11,874	615	2,045		—	14,534
Kevin H. Tripp	7,490	409	1,456,808		—	1,464,944

(a)	Represents premiums paid for current employee life insurance coverage under policies maintained by the Company for the benefit of the NEO. This benefit is described in “Compensation Discussion and Analysis.”

(b)	For Mr. Herkert, this amount represents $7,300 for his executive physical, $70,441 associated with use of the Company aircraft, $585,892 for moving expenses associated with joining the Company and moving to Minnesota. For Mr. Noddle, this amount represents $5,657 for his executive physical. For Mr. Boehnen, this amount represents $10,220 for his executive physical. For Mr. Jackson, this amount represents $197,643 for banked vacation, $1,567,607 paid as severance, $8,219 for COBRA reimbursement and $25,000 for outplacement services. For Ms. Knous, this amount represents $6,311 for her executive physical. For Mr. Pylipow, this amount represents $2,045 for his executive physical. For Mr. Tripp, this amount represents $4,896 for his executive physical, $55,611 for banked vacation, $1,388,087 paid as severance and $8,214 for COBRA reimbursement.

(c)	Tax reimbursements on income imputed to Mr. Herkert for moving expenses associated with joining the Company and moving to Minnesota.

(d)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot’s salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company does not permit personal use of the corporate aircraft for any executive or their spouse other than for Mr. Herkert, Mr. Noddle and their spouses.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

									All
									Other		All Other
									Stock		Option
									Awards:		Awards:	Exercise		Grant
									Number of		Number of	or Base		Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Shares of		Securities	Price of		Value of
			Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or		Underlying	Option		Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards		Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)		Awards

Craig R. Herkert	5/26/09	5/6/09	$490,385	$980,769	$1,961,538	62,894	125,787	251,574			401,817	$15.90	(3)	$2,000,004
	5/26/09	5/6/09							314,466	(5)				5,000,010
Jeffrey Noddle	—	—
David Boehnen	5/28/09	5/27/09	279,425	558,850	1,117,700	8,375	16,750	33,500			32,500	16.07	(3)	161,723
	5/28/09	5/27/09									32,500	16.07	(4)	161,723
Janel S. Haugarth	5/28/09	5/27/09	260,770	521,540	1,043,080	6,854	13,708	27,416			30,000	16.07	(3)	149,283
	5/28/09	5/27/09									30,000	16.07	(4)	149,283
	5/29/09	4/25/09							40,000	(6)				664,000
Michael L. Jackson	5/28/09	5/27/09	155,326	310,652	621,304	14,889	29,778	59,556			42,500	16.07	(3)	211,484
	5/28/09	5/27/09									42,500	16.07	(4)	211,484
Pamela K. Knous	5/28/09	5/27/09	331,733	663,465	1,326,930	11,740	23,479	46,958			42,500	16.07	(3)	211,484
	5/28/09	5/27/09									42,500	16.07	(4)	211,484
David E. Pylipow	5/28/09	5/27/09	206,060	412,120	824,240	5,512	11,024	22,048			20,000	16.07	(3)	99,522
	5/28/09	5/27/09									20,000	16.07	(4)	99,522
	5/29/09	4/25/09							30,000	(6)				498,000
Kevin H. Tripp	5/28/09	5/27/09	126,923	253,846	507,692	7,038	14,075	28,150			20,000	16.07	(3)	99,522
	5/28/09	5/27/09									20,000	16.07	(4)	99,522

(1)	Represents range of possible awards under our annual cash incentive plan. The actual amount of the award earned for fiscal 2010 is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The annual cash incentive plan is described above in the “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 200 percent of the target award.

(2)	Represents performance share units granted under the Company’s LTIP for the fiscal 2010-2012 performance period. The Company’s LTIP is described in “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 200 percent of the target award based on exceeding the maximum performance measures for return on invested capital.

(3)	Represents options granted under our 2007 Stock Plan. The options vest with respect to 20 percent of the shares on the date of grant and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(4)	Represents cash-settled SARs granted under our 2007 Stock Plan. The cash-settled SARs vest with respect to 20 percent of the SARs on the date of grant and an additional 20 percent of the SARs on each of the first, second, third and fourth anniversaries of the grant date.

(5)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with Mr. Herkert’s appointment as our CEO. The award vests at the rate of 25 percent per year, with vesting dates of May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013. Dividends are paid on the restricted stock.

(6)	Represents a restricted stock grant provided for executive retention purposes under our 2007 Stock Plan. The award vests in full on May 26, 2011. Dividends are paid on the restricted stock.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 27, 2010

	Option Awards						Stock Awards
									Market
			Number of				Number of		Value of
	Number of		Securities				Shares or		Shares or
	Securities		Underlying				Units of		Units of
	Underlying		Unexercised				Stock		Stock that
	Unexercised		Options (#)		Option	Option	Held that		have not
	Options (#)		Unexer-		Exercise	Expiration	have not		Vested(23)
Name	Exercisable		cisable		Price ($)	Date	Vested (#)		($)

Craig R. Herkert	80,364	(1)	321,453	(1)	$15.90	5/26/2016	314,466	(27)	$4,801,896
Jeffrey Noddle	71,472	(3)	107,206	(3)	35.00	5/28/2015	60,000	(25)	$916,200
	64,248	(4)	42,831	(4)	48.64	6/1/2014	271,040	(24)	4,138,781
	196,893	(12)	—		30.73	5/26/2014
	233,189	(6)	58,297	(6)	29.58	6/2/2013
	210,326	(14)	—		18.99	5/29/2013
	70,012	(21)	—		29.31	5/29/2013
	1,998	(15)	—		18.99	5/29/2013
	250,000	(9)	—		32.71	6/15/2012
	200,000	(16)	—		30.08	5/30/2012
	177,607	(21)	—		29.31	6/26/2011
	110,835	(21)	—		33.27	6/26/2011
	50,000	(17)	—		19.00	6/29/2010
	102,426	(21)	—		33.27	3/14/2010

Totals:	1,739,006		208,334				331,040		$5,054,981
David L. Boehnen	6,500	(2)	26,000	(2)	16.07	5/28/2016	30,000	(25)	$458,100
	26,000	(3)	39,000	(3)	35.00	5/28/2015
	36,000	(5)	24,000	(5)	43.59	4/20/2014
	12,000	(13)	—		29.90	4/7/2014
	39,241	(21)	—		44.47	4/7/2014
	24,000	(8)	12,000	(8)	29.18	4/20/2013
	8,600	(21)	—		32.37	4/9/2013
	17,503	(21)	—		30.94	4/9/2013
	8,326	(21)	—		29.18	4/9/2013
	7,706	(21)	—		44.47	4/9/2013
	26,835	(21)	—		44.47	4/10/2012
	11,680	(22)	—		38.75	4/10/2012
	24,000	(10)	—		33.46	4/6/2012
	26,051	(21)	—		30.94	3/14/2010
	43,651	(19)	—		30.40	3/14/2010
	2,183	(21)	—		28.43	3/14/2010

Totals:	320,276		101,000				30,000		$458,100
Janel S. Haugarth	6,000	(2)	24,000	(2)	16.07	5/28/2016	40,000	(26)	$610,800
	22,000	(3)	33,000	(3)	35.00	5/28/2015
	30,000	(5)	20,000	(5)	43.59	4/20/2014
	12,619	(21)	—		43.59	4/7/2014
	4,000	(13)	—		29.90	4/7/2014
	24,000	(8)	6,000	(8)	29.18	4/20/2013
	6,703	(21)	—		28.83	4/9/2013
	2,265	(20)	—		28.83	4/9/2013
	1,832	(21)	—		43.59	4/9/2013
	30,000	(7)	—		33.56	7/18/2012
	2,408	(21)	—		36.31	4/10/2012
	9,608	(21)	—		35.47	4/10/2012
	20,000	(10)	—		33.46	4/6/2012
	1,316	(20)	—		24.92	12/13/2010
	1,226	(21)	—		28.83	12/13/2010
	1,298	(20)	—		28.83	12/13/2010
	1,416	(20)	—		24.41	12/13/2010
	292	(19)	—		24.41	3/14/2010
	2,662	(21)	—		28.83	3/14/2010
	5,750	(20)	—		24.92	3/14/2010

Totals:	185,395		83,000				40,000		$610,800

	Option Awards						Stock Awards
									Market
			Number of				Number of		Value of
	Number of		Securities				Shares or		Shares or
	Securities		Underlying				Units of		Units of
	Underlying		Unexercised				Stock		Stock that
	Unexercised		Options (#)		Option	Option	Held that		have not
	Options (#)		Unexer-		Exercise	Expiration	have not		Vested(23)
Name	Exercisable		cisable		Price ($)	Date	Vested (#)		($)

Michael L. Jackson	42,500	(2)	—		$16.07	5/28/2016	40,000	(25)	$610,800
	85,000	(3)	—		35.00	5/28/2015
	75,000	(5)	—		43.59	4/20/2014
	13,000	(13)	—		29.90	4/7/2014
	41,859	(21)	—		46.01	4/7/2014
	80,000	(8)	—		29.18	4/20/2013
	28,017	(21)	—		32.16	4/9/2013
	16,523	(21)	—		46.01	4/9/2013
	75,000	(9)	—		32.71	6/15/2012
	39,084	(21)	—		46.01	4/10/2012
	70,000	(10)	—		33.46	4/6/2012
	15,383	(21)	—		32.16	6/27/2011
	1,953	(18)	—		32.16	6/27/2011
	4,242	(21)	—		34.03	6/27/2011
	6,763	(21)	—		32.16	3/14/2010
	4,039	(21)	—		34.03	3/14/2010

Totals:	598,363		—				40,000		$610,800
Pamela K. Knous
	8,500	(2)	34,000	(2)	16.07	5/28/2016	30,000	(25)	$458,100
	34,000	(3)	51,000	(3)	35.00	5/28/2015
	45,000	(5)	30,000	(5)	43.59	4/20/2014
	13,000	(13)	—		29.90	4/7/2014
	41,470	(21)	—		46.98	4/7/2014
	56,000	(8)	14,000	(8)	29.18	4/20/2013
	7,209	(21)	—		46.98	4/9/2013
	8,129	(21)	—		34.16	4/9/2013
	8,152	(21)	—		33.93	4/9/2013
	6,034	(21)	—		31.80	4/9/2013
	10,887	(21)	—		30.62	4/9/2013
	46,481	(21)	—		46.98	4/10/2012
	70,000	(10)	—		33.46	4/6/2012
	70,816	(21)	—		30.46	3/14/2010

Totals:	425,678		129,000				30,000		$458,100
David E. Pylipow	4,000	(2)	16,000	(2)	16.07	5/28/2016	30,000	(26)	$458,100
	16,000	(3)	24,000	(3)	35.00	5/28/2015
	25,000	(11)	—		33.34	12/8/2014
	18,000	(5)	12,000	(5)	43.59	4/20/2014
	10,000	(8)	5,000	(8)	29.18	4/20/2013
	15,000	(10)	—		33.46	4/6/2012

Totals:	88,000		57,000				30,000		$458,100
Kevin H. Tripp	20,000	(2)	—		$16.07	5/28/2016	—		$—
	50,000	(3)	—		35.00	5/28/2015
	50,000	(5)	—		43.59	4/20/2014

Totals:	120,000		—				—		$—

(1)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 26, 2009, May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013.

(2)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2009, May 28, 2010, May 28, 2011, May 28, 2012 and May 28, 2013.

(3)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2008, May 28, 2009, May 28, 2010, May 28, 2011 and May 28, 2012.

(4)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 1, 2007, June 1, 2008, June 1, 2009, June 1, 2010 and June 1, 2011.

(5)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2007, April 20, 2008, April 20, 2009, April 20, 2010 and April 20, 2011.

(6)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 2, 2006, June 2, 2007, June 2, 2008, June 2, 2009 and June 2, 2010.

(7)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of July 18, 2005, July 18, 2006, July 18, 2007, July 18, 2008 and July 18, 2009.

(8)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2006, April 20, 2007, April 20, 2008, April 20, 2009 and April 20, 2010.

(9)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of June 15, 2005, June 15, 2006, June 15, 2007, June 15, 2008 and June 15, 2009.

(10)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 6, 2005, April 6, 2006, April 6, 2007, April 6, 2008 and April 6, 2009.

(11)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of December 8, 2004, December 8, 2005, December 8, 2006, December 8, 2007 and December 8, 2008.

(12)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 26, 2004, May 26, 2005, May 26, 2006, May 26, 2007 and May 26, 2008.

(13)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 7, 2004, April 7, 2005, April 7, 2006, April 7, 2007 and April 7, 2008.

(14)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(15)	This incentive stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(16)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 30, 2002, May 30, 2003, May 30, 2004, May 30, 2005 and May 30, 2006.

(17)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of June 29, 2000, June 29, 2001, June 29, 2002, June 29, 2003 and June 29, 2004.

(18)	Represents a “reload” stock option granted under the SUPERVALU/Richfood Stock Incentive Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(19)	Represents a “reload” stock option granted under the 1993 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(20)	Represents a “reload” stock option granted under the 1997 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(21)	Represents a “reload” stock option granted under our 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(22)	Represents a “reload” stock option granted under our 2007 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(23)	The amounts shown in this column are calculated using a per share value of $15.27, the closing market price of a share of our common stock on February 26, 2010 (the last trading day preceding the last day of our 2010 fiscal year).

(24)	Represents the unvested portion of restricted stock units granted to Mr. Noddle for executive retention purposes. As amended on April 16, 2010, subject to adjustment as set forth in the award agreement and Mr. Noddle’s continued employment, these restricted stock units vest June 24, 2010. The number of shares that vest will be reduced if the Company’s average stock price for the 90 days immediately preceding such vesting date is lower than $32.77 (the average of the opening and closing price for our common stock on the grant date). Any shares that do not vest on June 24, 2010 will be forfeited. The restricted stock units do not pay dividends.

(25)	Represents grants of restricted stock units provided for executive retention purposes under our 1993 and 2002 Stock Plans. Following vesting, the units are paid out in shares of SUPERVALU stock upon the later to occur of a specified age of the executive, one year following retirement or termination or 30 days following death, provided non-competition provisions of the award agreement are adhered to between the vesting and payout dates.

(26)	Represents a restricted stock grant provided for executive retention purposes under our 2007 Stock Plan. The award vests in full on May 26, 2011. Dividends are paid on the restricted stock.

(27)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with Mr. Herkert’s appointment as our CEO. The award vests at the rate of 25 percent per year, with vesting dates of May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013. Dividends are paid on the restricted stock.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares Acquired on	Realized on	Shares Acquired on		Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting(2) ($)

Craig R. Herkert	—	—	—		—
Jeffrey Noddle	—	—	148,115		2,282,170
David L. Boehnen	—	—	25,267		696,198
Janel S. Haugarth	—	—	10,134		154,138
Michael L. Jackson	—	—	31,413		477,792
Pamela K. Knous	—	—	36,160		544,094
David E. Pylipow	—	—	11,754		176,418
Kevin H. Tripp	—	—	28,965	(1)	436,904

(1)	A portion of these shares represent vesting of restricted stock units granted prior to the Albertson’s merger.

(2)	Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the NYSE on the vesting date.

PENSION BENEFITS

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit(3)	Last Fiscal
Name	Plan Name(1)	(#)(2)	($)	Year ($)

Craig R. Herkert	—	—	—	—
Jeffrey Noddle(4)	Qualified Retirement Plan	30	$973,906	$—
	SERP	30	11,337,123	—
	EDCP	—	—	—
David L. Boehnen	Qualified Retirement Plan	16.75	551,701	—
	SERP	16.75	1,398,239	—
	EDCP	16.75	146,062	—
Janel S. Haugarth	Qualified Retirement Plan	30	669,265	—
	SERP	30	1,601,246	—
	EDCP	30	222,108	—
Michael L. Jackson(5)	Qualified Retirement Plan	23.92	520,209	22,026
	Excess Benefits Plan	23.92	605,371	1,955,982
Pamela K. Knous(6)	Qualified Retirement Plan	10.33	247,888	—
	Excess Benefits Plan	10.33	851,816	—
	EDCP	—	—	—
David E. Pylipow	Qualified Retirement Plan	9.83	177,547	—
	Excess Benefits Plan	9.83	249,495	—
	EDCP	9.83	8,819	—
Kevin H. Tripp	—	—	—	—

(1)	We maintain the following programs to provide retirement income to the Named Executive Officers: the SUPERVALU INC. Retirement Plan (the “Qualified Retirement Plan”), the SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan (the “SERP”), the SUPERVALU INC. Excess Benefits Plan (the “Excess Benefits Plan”) and the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). Each of these plans is discussed below.

(2)	The Qualified Retirement Plan caps years of credited service at 30 years. Years of credited service were frozen effective December 31, 2007.

(3)	The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 27, 2010; (b) a discount rate of 6.00 percent; (c) an assumed retirement at age 62 (earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the RP-2000 Combined Healthy Mortality Table (projected to 2017); and (f) no pre-retirement decrements.

(4)	Mr. Noddle is currently eligible for early retirement under the Qualified Retirement Plan and the SERP. Mr. Noddle has elected a lump sum distribution at retirement under the SERP.

(5)	Mr. Jackson retired and elected early retirement under the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Jackson elected and received a lump sum distribution at retirement under the Excess Benefits Plan with a six month delay for amounts credited to his account after calendar 2004. For amounts credited prior to calendar 2005, Mr. Jackson has elected a 10-year installment.

(6)	Ms. Knous is currently eligible for early retirement under the Qualified Retirement Plan and Excess Benefits Plan. Ms. Knous has elected a lump sum distribution at retirement under the Excess Benefits Plan.

With respect to current Company employees, Mr. Noddle and Mr. Boehnen participate in the Qualified Retirement Plan and the SERP. Ms. Knous, Ms. Haugarth and Mr. Pylipow participate in the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Herkert is not eligible to participate in the Qualified Retirement Plan, the SERP or the Excess Benefits Plan. The SERP and the Excess Benefits Plan were designed to restore the loss of qualified retirement plan benefits due to the Internal Revenue Service limits on compensation and benefits and, in addition, the SERP was designed to restore the loss of qualified retirement plan benefits due to a change in the formula required by statute in 1989. In addition, NEOs may also defer compensation under the EDCP as described in this Proxy Statement.

SUPERVALU INC. Retirement Plan

To participate in the Qualified Retirement Plan, an employee must have one year of service with the Company during which 1,000 hours of service were completed and be at least age 21. Union employees are not covered unless a collective bargaining agreement provides for coverage in the plan. Accrued benefits under the Qualified Retirement Plan are one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited years of service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation. Elements of compensation include base pay and bonus pay, less any deferrals under nonqualified deferred compensation plans. Credited service are years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan. However, vesting service will continue to be counted until separation and compensation will be recognized under the Qualified Retirement Plan through December 31, 2012.

There are six optional distribution forms under the Qualified Retirement Plan: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

Certain former Albertson’s pension plans in which benefit accruals for all nonunion employees were previously frozen have been merged into the Qualified Retirement Plan. The frozen accrued benefits for merged participants are determined under the formulas in the merged plans, and distributions to such participants are made under the normal and optional distribution forms in the Qualified Retirement Plan.

SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan

The SERP was designed to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans and to restore the loss of any qualified retirement plan benefits due to the change in the benefit formula in that plan on February 26, 1989. Participation in this plan is limited to employees who satisfy the following requirements: (1) born before March 1, 1952; (2) have at least 15 years of credited service; (3) are a highly compensated employee (as defined under Section 414(q) of the Code) at separation; and (4) on February 26, 1989 were actively employed by SUPERVALU and were participants in the Qualified Retirement Plan. Accrued benefits are determined as the greater of the current qualified retirement plan benefit formula compared to the SERP formula of 1.7 percent of final average compensation times credited service (not to exceed 30 years) minus the sum of (A) 0.1 percent of final average compensation in excess of $75,000 times credited service (not to exceed 30 years) and (B) 1/30th of the participant’s approximate social security benefit times credited service (not to exceed 30 years) minus the dollar amount of the benefit payable from the Qualified Retirement Plan. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the SERP. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the SERP, through December 31, 2012.

There are nine basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 10 and 15 year term certain and life annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and equal annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 55 or separation from service; (d) during the month of March following the later of age 62 or separation from service; (e) during the month of March following the later of age 65 or separation from service; or (f) within 30 days following the later of a specific date or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee,” the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation from service. A “key employee” is any officer of the Company.

SUPERVALU INC. Excess Benefits Plan

The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in this plan is limited to employees who satisfy the following requirements: (1) have a benefit in a qualified plan that is reduced by statutory limits; (2) are not covered under the SERP; and (3) are selected for participation by the Leadership Development and Compensation Committee. Accrued benefits are the additional amount that would have been paid from the qualified plan but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan, through December 31, 2012.

There are seven basic distribution forms under the Excess Benefits Plan: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 62 or separation of service; or (d) during the month of March following the later of age 65 or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee” (as defined above), the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation.

SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit)

Executives who defer the receipt of pay under the EDCP may have reduced qualified defined benefit retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in defined benefit retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by commuting this additional benefit to a lump sum that is deposited in the participant’s EDCP account at retirement and then distributed during March in the following plan year as a single payment. For this make-up computation, accrued benefits are determined using the Qualified Retirement Plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted until separation and compensation continues to be recognized under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012. If a distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service.

NONQUALIFIED DEFERRED COMPENSATION(1)

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Distributions	Last Fiscal
Name	Year ($)(2)	Year ($)(3)	Year ($)(4)	($)	Year End ($)

Craig R. Herkert	$65,385	$3,269	$319	$—	$68,973
Jeffrey Noddle	—	47,610	38,211	—	754,267
David L. Boehnen	32,671	16,682	85,933	—	1,534,217
Janel S. Haugarth	19,939	35,476	36,340	—	642,277
Michael L. Jackson	78,186	822,987	172,733	—	3,504,623
Pamela K. Knous	—	22,344	2,854	—	68,834
David E. Pylipow	20,666	9,012	4,012	—	85,884
Kevin H. Tripp	—	—	66,602	—	271,326

(1)	The Company offers eligible participants the opportunity to participate each year in the current executive nonqualified deferred compensation plan. Other inactive nonqualified compensation plans also exist and are governed by the respective rules which existed while they were active. The amounts credited for Mr. Jackson are also included in the Summary Compensation Table. The amounts credited from the registrant and aggregate earnings are not included in the Summary Compensation Table.

(2)	Amounts credited in fiscal 2010 include deferrals on base salary earned during parts of calendar 2009 and calendar 2010.

(3)	Because of limitations on the annual compensation that can be taken into account under the 401(k) Plan, participants received an additional discretionary credit from the Company for their 2009 EDCP deferrals and credited this restoration to a participant account in 2009 as if there were no income limitations for a Company match or profit sharing contribution under the 401(k) Plan.

(4)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

SUPERVALU INC. Executive Deferred Compensation Plan

In addition to the “make-up” feature described previously, the EDCP provides that an eligible executive can elect to defer between 5 and 50 percent of base salary and between 5 and 100 percent of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100 percent nonforfeitable at all times.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be paid to each of the NEOs in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of the last day of the last completed fiscal year, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from SUPERVALU. For a description of the severance benefits paid or accrued to Messrs. Jackson and Tripp during fiscal 2010, see footnote 6(b) to the Summary Compensation Table.

Potential Payments and Benefits upon Termination Absent a Change of Control

The first column of the table below sets forth the payments to which each NEO, excluding Messrs. Jackson and Tripp, would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a qualified retirement or due to long-term disability. The second column of the table reflects payments that would be due in the event of the NEO’s termination of employment due to death prior to a change of control of SUPERVALU. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits or tax gross-ups to the NEO. Mr. Noddle, Mr. Boehnen and Ms. Knous meet the age and service requirements for retirement and, therefore, accelerated vesting of equity awards would occur upon death, disability or retirement. Mr. Herkert, Ms. Haugarth and Mr. Pylipow do not meet the requirements for retirement and, therefore, accelerated vesting of equity awards would not occur upon death, disability or retirement.

The third column of the table below sets for the lump sum payment to which each NEO would be entitled in the event they are involuntarily terminated without cause, subject to certain exclusions, pursuant to the Executive & Officer Severance Pay Plan, which are described under “Compensation Discussion and Analysis — Executive Severance Plan.” The lump sum cash payment is equal to a multiple of the NEO’s annual base salary and the average of the performance results (expressed as a percentage) used to determine the NEO’s bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount, as well as an uninterrupted bonus cycle payment. The severance multiple is two times for the CEO and 1.5 times for other NEOs. The NEOs are also entitled to reimbursement for COBRA coverage for medical and dental insurance. Additionally, an NEO must repay severance benefits received pursuant to the Executive & Officer Severance Pay Plan if the Company wishes to rehire them in any capacity within six months of the termination date.

			Termination
			Without
Name	Retirement/Disability	Death	Cause(1)

Craig R. Herkert	$0	$0	$3,798,739
Jeffrey Noddle	0	1,598,639	5,479,367
David L. Boehnen	0	782,390	1,793,096
Janel S. Haugarth	610,800	1,340,956	1,540,490
Pamela K. Knous	0	928,851	1,842,474
David E. Pylipow	458,100	1,035,068	1,139,968

(1)	These amounts exclude reimbursements for COBRA.

Long term disability payments would be provided to the NEOs on a monthly basis for a term that varies based on individual circumstances, while a life insurance payout would be made as a single cash payment to the beneficiary.

Potential Payments and Benefits upon Termination Following, or in Connection with, a Change of Control

SUPERVALU Change of Control Agreements

We have entered into change of control agreements with certain of our executives and other employees, including all of the NEOs.

In 2009, we conducted a review of our change of control agreements and made several changes to the plan provisions to better reflect current market practices. In general, these agreements entitle the NEOs to receive a lump sum cash payment if the executive’s employment is terminated (other than for cause or disability, as defined in the agreements) within two years after or in anticipation of a change of control (as defined in the agreements). See “Compensation Discussion and Analysis- Executive Change of Control Policy” for additional details.

The lump sum cash payment is equal to a multiple of the NEO’s annual base salary, target bonus, and an interrupted bonus cycle payment. The severance multiple is three times for the CEO, one times for the Executive Chairman, and two times for the other NEOs. The NEO would also be entitled to continued family medical, dental and life insurance coverage until the earlier of the end of the separation period or the commencement of comparable coverage with a subsequent employer. If so requested, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than $25,000. Each agreement includes a covenant not to compete with SUPERVALU.

A change of control generally includes the occurrence of any of the following events or circumstances:

•	the acquisition of 20 percent or more of the outstanding shares of SUPERVALU or the voting power of the outstanding voting securities of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•	consummation of a merger or other business combination of SUPERVALU or sale of substantially all of the assets of SUPERVALU, unless following such transaction SUPERVALU’s historic shareholders retain at least 60 percent ownership of the surviving entity;

•	a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of the employment period; or

•	a determination by a majority of our Board that a change of control has occurred.

Cause generally means the willful and continued failure of the officer to substantially perform his or her duties, the conviction of a felony, the willful engaging in gross misconduct that is materially and demonstrably injurious to SUPERVALU or personal dishonesty that results in substantial personal enrichment. Good reason generally means the annual base salary or highest annual bonus are reduced, the duties and responsibilities or the program of incentive compensation are materially and adversely diminished, the forced relocation of more than 45 miles or the significant increase in travel obligations, the failure to provide for the assumption of the agreement by any successor entity.

SUPERVALU Equity Compensation Plans

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance stock units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control. The NEOs and other executive officers also hold limited SARs, granted in tandem with stock options that would become immediately exercisable upon a change of control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 30 percent to compensate the NEO for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances within two years following a change of control. Additionally, the Qualified Retirement

Plan provides that if it is terminated within five years following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change of control. The trust assets would remain subject to the claims of our creditors.

POTENTIAL PAYMENTS TABLE

The table below sets forth the amounts each NEO, excluding Messrs. Jackson and Tripp, would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of their employment by SUPERVALU, without cause or by the NEO, for good reason following or in anticipation of a change in control of SUPERVALU. These amounts do not include pension benefits described in the Pension Benefits Table and the other retirement benefits described following the Pension Benefits Table.

	Craig R.	Jeffrey	David L.	Janel S.	Pamela K.	David E.
	Herkert	Noddle	Boehnen	Haugarth	Knous	Pylipow

Base salary	$2,550,000	$1,141,885	$1,117,700	$1,043,080	$1,326,930	$824,240
Bonus	3,825,000	1,712,828	2,235,401	2,086,161	2,653,860	1,648,480
Interrupted Bonus Cycle	1,275,000	1,712,828	558,850	521,540	663,465	412,120
Accelerated vesting of equity awards(1)	640,256	4,455,195	85,258	680,574	119,508	514,212
Health and Welfare benefits	40,033	362,673	76,974	157,266	158,351	79,406
Outplacement services	25,000	25,000	25,000	25,000	25,000	25,000

Total	$8,355,289	$9,410,409	$4,099,183	$4,513,621	$4,947,114	$3,503,458

(1)	The stock option value is calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on February 26, 2010 ($15.27), the last trading day before our 2010 fiscal year end.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Cohen qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accountants are responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2010 and has met and held discussions with management and KPMG LLP, the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2010 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 27, 2010, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2010 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Jr., Chairperson
Irwin S. Cohen
Steven S. Rogers
Kathi P. Seifert

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accountants. A copy of this policy can be found in the Audit Committee’s charter which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2010 and 2009, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2010 and 2009. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2010 and 2009.

	2010(3)	2009(4)
	($ in thousands)

Audit fees	$3,418	$5,232
Audit-related fees(1)	621	3,719

Total audit and audit related fees	4,039	8,951
Tax fees(2)	—	14
All other fees	—	—

Total fees	$4,039	$8,965

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain businesses and subsidiaries.

(2)	Tax fees consist of fees for tax consultation services.

(3)	Fees for 2010 are estimates.

(4)	Fees for 2009 reflect final amounts billed.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accountants for the fiscal year ending February 26, 2011. Stockholder ratification of the appointment of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent registered public accountants.

MANAGEMENT PROPOSAL TO CONDUCT A TRIENNIAL ADVISORY VOTE ON
EXECUTIVE COMPENSATION (ITEM 3)

The Board of Directors of the Company is providing SUPERVALU stockholders with the opportunity to advise the Board as to whether SUPERVALU should conduct an advisory vote with respect to its executive compensation policies and procedures at every third annual meeting of stockholders, beginning with SUPERVALU’s 2011 Annual Meeting of Stockholders. If this proposal is approved, SUPERVALU stockholders would vote at every third SUPERVALU annual meeting of stockholders on the compensation policies and procedures as described in the “Compensation Discussion and Analysis” section of the proxy statement for that meeting. The triennial advisory vote would be non-binding, but the Board and the Leadership Development and Compensation Committee (the “Compensation Committee”) would take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.

SUPERVALU’s compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value.

The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives are based on competitive data. The fact that a large proportion of our executive officers’ total compensation is performance-based is intended to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our NEOs’ compensation to performance-based measures.

While the Board of Directors believes that the Compensation Committee and the Board of Director are in the best position to determine executive compensation, the Board appreciates and values stockholders’ views and supports management’s proposal for a triennial advisory vote on executive compensation. The ability of stockholders to provide an advisory vote on executive compensation has been the subject of proposed legislation in the United States Congress, as well as stockholder proposals and management initiatives at a number of publicly-held companies. A stockholder proposal in favor of implementing Say on Pay was presented at our 2009 Annual Meeting of Stockholders and was approved by a narrow margin. The Board has continued to review the evolution of Say on Pay over the past year and has carefully studied the alternatives to determine the approach that will best serve the Company and our stockholders. The Board has determined that a three-year advisory vote on executive compensation is the best approach for SUPERVALU based on a number of considerations, including the following:

•	Our compensation program is designed to induce and reward performance over a multi-year period. As discussed in the Compensation Discussion and Analysis, beginning with fiscal 2010, the Compensation Committee changed the design of its performance share program from a two-year performance cycle to a three-year performance cycle. The Board has concluded that Say on Pay votes should occur over a similar timeframe;

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;

•	Many large stockholders rely on proxy advisory firms, which evaluate the compensation programs of over 12,000 public companies, for vote recommendations. We believe holding Say on Pay votes every three years, rather than annually, helps proxy advisory firms provide more detailed and thorough analyses and recommendations;

•	A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•	Rules of the New York Stock Exchange require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto. This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say on Pay votes do not occur; and

•	The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed under “Other Information — Communications with the Board of Directors,” the Company provides stockholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

The Board of Directors is making this recommendation on its own initiative, while recognizing that Say on Pay proposals continue to be under consideration in the United States Congress. SUPERVALU will of course comply with any requirements that emerge either through federal or state legislation or through regulatory changes adopted by the SEC, and any such requirements will supersede this proposal to the extent they are inconsistent.

For the foregoing reasons, the Board of Directors recommends a vote “FOR” the proposal to conduct a triennial advisory vote on executive compensation beginning with the 2011 Annual Meeting of Stockholders.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2011 Annual Meeting

In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2011 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 14, 2011, 120 days before the one-year anniversary of the mailing date. In accordance with our bylaws, any other stockholder proposals to be presented at the 2011 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on February 24, 2011 and no earlier than January 25, 2011. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU’s website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Code of Ethics

SUPERVALU has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Ethics is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Code of Ethics are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers we believe there were no late or inaccurate filings for transactions occurring during fiscal 2010.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 24, 2010

Our Notice of Annual Meeting, Proxy Statement and Annual Report are available on SUPERVALU’s website at http://materials.proxyvote.com/868536

Requests for Copies of Annual Report

SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 27, 2010, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Owners of Shares Held in Street Name:  Check the information provided to you in the proxy materials mailed to you by your bank or broker.

SUPERVALU INC.

June 24, 2010 Annual Meeting of Stockholders
Westin Edina Galleria
3201 Galleria
Edina, MN 55435

The Annual Meeting will begin at 9:00 a.m., local time, at the Westin Edina Galleria

AN ADMISSION TICKET
IS REQUIRED

SUPERVALU INC.
Annual Meeting of
Stockholders
June 24, 2010 at 9:00 a.m.

Please bring a current
brokerage
statement, letter from your
stockbroker or other proof of stock
ownership to the meeting.

SUPERVALU INC.
11840 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55344
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 23, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 23, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M24460-P88095-Z51513	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPERVALU INC.

The Board of Directors recommends you vote FOR the following proposals:
1. ELECTION OF DIRECTORS			For	Against	Abstain
Nominees:

1a.	Donald R. Chappel		☐	☐	☐
								For	Against	Abstain

1b.	Irwin S. Cohen		☐	☐	☐	4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.		☐	☐	☐

1c.	Ronald E. Daly		☐	☐	☐

1d.	Susan E. Engel		☐	☐	☐

1e.	Craig R. Herkert		☐	☐	☐

1f.	Charles M. Lillis		☐	☐	☐

1g.	Steven S. Rogers		☐	☐	☐

1h.	Matthew E. Rubell		☐	☐	☐

1i.	Wayne C. Sales		☐	☐	☐

1j.	Kathi P. Seifert		☐	☐	☐

2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS			☐	☐	☐

3. TO CONSIDER AND VOTE ON A MANAGEMENT PROPOSAL TO CONDUCT A TRIENNIAL ADVISORY VOTE ON EXECUTION COMPENSATION AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.			☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
June 24, 2010 9:00 a.m.
Westin Edina Galleria
3201 Galleria
Edina, Minnesota 55435
AN ADMISSION TICKET IS REQUIRED
Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.
Refreshments will be available before the Meeting.
This Proxy is solicited on behalf of the Board of Directors of the Company
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M24461-P88095-Z51513

This Proxy is solicited on behalf of the Board of Directors of the Company.
               As the stockholder named on this card, you hereby appoint David L. Boehnen and Rachel V. Friedenberg, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, the shares will be voted as recommended by the Directors.
Voting Instructions - You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.
SUPERVALU Employees - If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, the share ownership as of April 27, 2010 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote the shares pursuant to the terms of the plans unless contrary to applicable law. The voting deadline for participants in SUPERVALU employee benefit plan is [ time, date].
Householding - If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side